Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

HEXION SPECIALTY CHEMICALS,	)
INC.; NIMBUS MERGER SUB INC.;	)
APOLLO INVESTMENT FUND IV, L.P.;	)
APOLLO OVERSEAS PARTNERS IV,	)
L.P.; APOLLO ADVISORS IV, L.P.;	)
APOLLO MANAGEMENT IV, L.P.;	)
APOLLO INVESTMENT FUN V, L.P.;	)
APOLLO OVERSEAS PARTNERS V,	)
L.P.; APOLLO NETHERLANDS	)
PARTNERS V(A), L.P.; APOLLO	)
NETHERLANDS PARTNERS V(B),	)
L.P.; APOLLO GERMAN PARTNERS V	)
GMBH & CO. KG; APOLLO ADVISORS	)
V, L.P.; APOLLO MANAGEMENT V,	)
L.P.; APOLLO INVESTMENT FUND VI,	)
L.P.; APOLLO OVERSEAS PARTNERS	)
VI, L.P.; APOLLO OVERSEAS	)
PARTNERS (DELAWARE) VI, L.P.;	)
APOLLO OVERSEAS PARTNERS	)
(DELAWARE 892) VI, L.P.; APOLLO	)
OVERSEAS PARTNERS (GERMANY))
VI, L.P.; APOLLO ADVISORS VI, L.P.;	)
APOLLO MANAGEMENT VI, L.P.;	)
APOLLO MANAGEMENT, L.P.; AND	)
APOLLO GLOBAL MANAGEMENT, ,	)
LLC	)
)
Plaintiffs/Counterclaim Defendants,	)
)
v.	) C.A. No. 3841-VCL
)
HUNTSMAN CORP.,	)
)
Defendant/Counterclaim Plaintiff.	)

OPINION

Submitted: September 19, 2008
Decided: September 29, 2008

Donald J. Wolfe, Jr., Esquire, Stephen C. Norman, Esquire, Kevin R. Shannon, Esquire, Bradley W. Voss, Esquire, Abigail M. LeGrow, Esquire, Berton W. Ashman, Jr., Esquire, POTTER ANDERSON & CORROON LLP, Wilmington, Delaware; Peter C. Hein, Esquire, Marc Wolinsky, Esquire, Jeffrey C. Fourmaux, Esquire, David Gruenstein, Esquire, Douglas K. Mayer, Esquire Stephen R. DiPrima, Esquire, Graham W. Meli, Esquire, Paul K. Rowe, Esquire, Elaine P. Golin, Esquire, Andrew J. Cheung, Esquire, WACHTELL, LIPTON, ROSEN & KATZ, New York, New York; Vineet Bhatia, Esquire, SUSMAN GODFREY, LLP, Houston, Texas; Keith A. Call, Esquire, SNOW CHRISTENSEN & MARTINEAU, Salt Lake City, Utah, Attorneys for Plaintiffs/Counterclaim Defendants.

Bruce L. Silverstein, Esquire, Rolin P. Bissell, Esquire, Danielle Gibbs, Esquire, Christian Douglas Wright, Esquire, Dawn M. Jones, Esquire, Kristen Salvatore DePalma, Esquire, Tammy L. Mercer, Esquire, Richard J. Thomas, Esquire, YOUNG CONAWAY STARGATT & TAYLOR, LLP, Wilmington, Delaware; Harry M. Reasoner, Esquire, David T. Harvin, Esquire, James A. Reeder, Jr., Esquire, N. Scott Fletcher, Esquire, Erica L. Krennerich, Esquire, Bruce A. Blefeld, Esquire, Michael C. Holms, Esquire, VINSON & ELKINS, L.L.P., Houston, Texas; Alan S. Goudiss, Esquire, Jaculin Aaron, Esquire, SHEARMAN & STERLING LLP, New York, New York; Kathy D. Patrick, Esquire, Jeremy L. Doyle, Esquire, Laura J. Kissel, Esquire, Laurel R. Boatright, Esquire, GIBBS & BRUNS, L.L.P., Houston, Texas, Attorneys for Defendant/Counterclaim Plaintiff.

LAMB, Vice Chancellor.

In July 2007, just before the onset of the ongoing crisis affecting the national and international credit markets, two large chemical companies entered into a merger agreement contemplating a leveraged cash acquisition of one by the other. The buyer is a privately held corporation, 92% owned by a large private equity group.

Because the buyer and its parent were eager to be the winning bidder in a competitive bidding situation, they agreed to pay a substantially higher price than the competition and to commit to stringent deal terms, including a no “financing out.” In other words, if the financing the buyer arranged (or equivalent alternative financing) is not available at the closing, the buyer is not excused from performing under the contract. In that event, and in the absence of a material adverse effect relating to Huntsman’s business as a whole, the issue becomes whether the buyer’s liability to the seller for failing to close the transaction is limited to $325 million by contract or, instead, is uncapped.

The answer to that question turns on whether the buyer committed a knowing and intentional breach of any of its covenants found in the merger agreement that caused damages in excess of the contractual limit. Among other things, the buyer covenanted that it would use its reasonable best efforts to take all actions and do all things “necessary, proper or advisable” to consummate the financing on the terms it had negotiated with its banks and further covenanted that it would not take any action “that could be reasonably be expected to materially impair, delay or prevent consummation” of such financing.

While the parties were engaged in obtaining the necessary regulatory approvals, the seller reported several disappointing quarterly results, missing the numbers it projected at the time the deal was signed. After receiving the seller’s first quarter 2008 results, the buyer and its parent, through their counsel, began exploring options for extricating the seller from the transaction. At first, this process focused on whether the seller had suffered a material adverse effect. By early May, however, attention shifted to an exploration of the prospective solvency of the combined entity, leading them to retain the services of a well-known valuation firm to explore the possibility of obtaining an opinion that the combined entity would be insolvent. After making a number of changes to the inputs into the deal model that materially and adversely effected the viability of the transaction, and without consulting with the seller about those changes or about other business initiatives that might improve the prospective financial condition of the resulting entity, the buyer succeeded in obtaining an “insolvency” opinion.

The insolvency opinion was presented to the buyer’s board of directors on June 18, 2008, and later published in a press release claiming that the merger could not be consummated because the financing would not be available due to the prospective insolvency of the combined entity and because the seller had suffered a material adverse effect, as defined in the merger agreement. The buyer and a host of its affiliated entities immediately filed the complaint in this action, alleging a belief that the merger cannot be consummated since the financing will not be available.

The complaint alleges financing will be unavailable because, (1) the amounts available under that financing are no longer sufficient to close the transaction and (2) the combined entity would be insolvent. The complaint seeks a declaration that the buyer is not obligated to consummate the merger if the combined company would be insolvent and a further declaration that its liability (and that of its affiliates) to the seller for nonconsummation of the transaction cannot exceed the $325 million termination fee. The complaint also seeks a declaration that the seller suffered a material adverse effect, thus excusing the buyer’s obligation to close. The seller answered and filed counterclaims seeking, among other things, an order directing the buyer to specifically perform its obligations under the merger agreement.

The court conducted six days of trial on certain of the claims for declaratory and injunctive relief raised by the pleadings. In this post-trial opinion, the court finds that the seller has not suffered a material adverse effect, as defined in the merger agreement, and further concludes that the buyer has knowingly and intentionally breached numerous of its covenants under that contract. Thus, the court will grant the seller’s request for an order specifically enforcing the buyer’s contractual obligations to the extent permitted by the merger agreement itself.

The court also determines that it should not now rule on whether the combined entity, however it may ultimately be capitalized, would be solvent or insolvent at closing. In this connection, the court rejects the buyer’s argument that it can be excused from performing its freely undertaken contractual obligations simply because its board of directors concluded that the performance of those contractual obligations risked insolvency. Instead, it was the duty of the buyer’s board of directors to explore the many available options for mitigating the risk of insolvency while causing the buyer to perform its contractual obligations in good faith. If, at closing, and despite the buyer’s best efforts, financing had not been available, the buyer could then have stood on its contract rights and faced no more than the contractually stipulated damages. The buyer and its parent, however, chose a different course.

The court recognizes that there remain substantial obstacles to closing the transaction. Some of those result from the current unsettled credit environment, others result from the difficult macroeconomic conditions facing both the seller and the buyer in running their businesses. Some other of those obstacles appear to result from the course of action the buyer and its parent have pursued in place of the continued good faith performance of the buyer’s contractual obligations.

Despite these obstacles, the seller has asked for an order of specific performance and, given the realistic possibility that the buyer and its parent may now regard closing the deal to be a superior outcome to not closing, the court concludes that such an order should issue requiring Hexion to perform all of its covenants and obligations (other than the ultimate obligation to close).

I.

A.            The Parties

The plaintiffs and counterclaim defendants in this action are Hexion Specialty Chemicals, Inc., Apollo Global Management, LLC, and various entities through which Apollo Global Management conducts its business (Apollo Global Management and its related entities are collectively referred to as “Apollo”). Hexion, a New Jersey corporation, is the world’s largest producer of binder, adhesive, and ink resins for industrial applications. Apollo Global Management, a Delaware limited liability company, is an asset manager focusing on private equity transactions. Through its ownership in Hexion’s holding company, Apollo owns approximately 92% of Hexion.

The defendant and counterclaim plaintiff in this action is Huntsman Corporation, a Delaware corporation. Huntsman, a global manufacturer and marketer chemical products, operates five primary lines of business:

Polyurethanes, Advanced Materials, Textile Effects, Performance Products and Pigments.

B.            Procedural History

On July 12, 2007, Hexion and Huntsman signed a merger agreement whereby Hexion agreed to pay $28 per share in cash for 100% of Huntsman’s stock.(1) The total transaction value of the deal was approximately $10.6 billion, including assumed debt. The plaintiffs filed suit in this court on June 18, 2008 seeking declaratory judgment on three claims: (1) Hexion is not obligated to close if the combined company would be insolvent and its liability to Huntsman for failing to close is limited to no more than $325 million; (2) Huntsman has suffered a Company Material Adverse Effect (“MAE”); and (3) Apollo has no liability to Huntsman in connection with the merger agreement. On July 2, 2008, Huntsman filed its answer and counterclaims requesting declaratory judgment that:

(1)       Hexion knowingly and intentionally breached the merger agreement;

(2)       Huntsman has not suffered an MAE; and (3) Hexion has no right to terminate the merger agreement. Also, Huntsman’s counterclaims seek an order that Hexion specifically perform its obligations under various sections of the merger agreement, or, alternatively, and in the event Hexion fails to perform, the award of full contract damages.

(1) Apollo is not a party to the merger agreement.

Hexion amended its complaint on July 7, 2008 to request declaratory judgment that Huntsman’s decision to extend the termination date from July 4, 2008 to October 2, 2008 was invalid and that Huntsman breached the forum selection clause of the merger agreement by suing Apollo, Leon Black, and Joshua Harris in Texas on June 23, 2008.(2) Hexion also asks the court to enjoin Huntsman from asserting or prosecuting claims related to the merger agreement in other forums, including a specific request to enjoin the Texas lawsuit. On July 9, 2008, the court granted Huntsman’s motion for expedited proceedings on limited issues. Huntsman filed its amended answer on July 14, 2008. On August 5, 2008, the court further refined the issues to be tried during the expedited proceedings.

Beginning on September 8, 2008, a six-day trial was held on Huntsman’s counterclaims and counts I (damages limited to $325 million), II (material adverse effect), and IV (invalid extension of termination date) of Hexion’s amended complaint.

C.           Negotiations Between The Parties In 2005 And 2006

In late 2005 and early 2006, Apollo and Hexion entered negotiations with Huntsman concerning a proposed transaction whereby Hexion would merge with Huntsman’s specialty chemical business and Huntsman’s commodity business would be spun out and acquired by Apollo. Hexion and Apollo performed

(2) Amended Complaint ¶ 147 and 153. Leon Black and Joshua Harris are partners at Apollo.

substantial due diligence on Huntsman, but the deal died when Huntsman missed earnings targets and Apollo advised Huntsman that it could no longer justify the $25 per share price then being discussed.(3)

D.            2007 Negotiations Leading To July 12, 2007 Merger Agreement

In May 2007, Huntsman, through its financial advisor Merrill Lynch & Co., Inc., began to solicit bids for the company. Apollo (through Hexion) and Basell, the world’s largest polypropylene maker, emerged among the potential buyers. Huntsman signed confidentiality agreements and began to negotiate merger agreements with both Hexion and Basell. On June 25, 2007, Huntsman rejected Hexion’s offer of $26 per share and executed a merger agreement with Basell for $25.25 per share. The same day, but after the agreement was signed, Hexion raised its bid to $27 per share. Basell refused to raise its bid, stating that its deal remained superior because it was more certain to close.(4) On June 29, 2007, Huntsman re-entered negotiations with Hexion after Hexion further increased its bid to $27.25 per share. On July 12, 2007, Huntsman terminated its deal with Basell and signed an all cash deal at $28 per share with Hexion.

(3) Huntsman witnesses characterized Apollo’s termination of negotiations as backing out at the eleventh hour.

(4) A transaction between Huntsman and Hexion would take longer to close because it required a more detailed antitrust review than a deal between Huntsman and Basell. Also, the proposed transaction with Hexion would be more highly levered than the proposed transaction with Basell. Pre-Trial Stipulation 5.

E.             The Financing

One day before the signing of the merger agreement, Hexion signed a commitment letter with affiliates of Credit Suisse and Deutsche Bank (the “lending banks”) to secure financing for the deal. In section 3.2(e) of the merger agreement, Hexion represented that the “aggregate proceeds contemplated to be provided by the Commitment Letter will be sufficient . . . to pay the aggregate Merger Consideration.” The commitment letter required a “customary and reasonably satisfactory” solvency certificate from the Chief Financial Officer of Hexion, the Chief Financial Officer of Huntsman, or a reputable valuation firm as a condition precedent to the lending banks obligation to provide financing.(5)

F.             July 12, 2007 Merger Agreement

Due to the existence of a signed agreement with Basell and Apollo’s admittedly intense desire for the deal, Huntsman had significant negotiating leverage. As a result, the merger agreement is more than usually favorable to Huntsman. For example, it contains no financing contingency and requires Hexion to use its “reasonable best efforts” to consummate the financing. In addition, the agreement expressly provides for uncapped damages in the case of a “knowing and intentional breach of any covenant” by Hexion and for liquidated damages of

(5) Huntsman negotiated for the right to have its Chief Financial Officer provide the solvency certificate.

$325 million in cases of other enumerated breaches. The narrowly tailored MAE clause is one of the few ways the merger agreement allows Hexion to walk away from the deal without paying Huntsman at least $325 million in liquidated damages.

G.            April 22, 2008: Huntsman Reports Poor First Quarter Of 2008

Initially, Hexion and Apollo were extremely excited about the deal with Huntsman. Apollo partner Jordan Zaken testified at trial that Apollo really wanted the deal and that “the industrial logic was very strong.”(6) Indeed, Hexion’s April 2007 presentation materials regarding the potential transaction with Huntsman reflect that the Hexion/Huntsman combination would create the largest specialty chemical company in the world.(7) While Huntsman’s Pigments business had been slowing since shortly after signing, Hexion and Apollo’s view of the deal did not seem to change dramatically until after receipt of Huntsman’s disappointing first quarter numbers on April 22, 2008. Following receipt of these numbers, Apollo revised its deal model and concluded that the transaction would produce returns much lower than expected.(8) At this time, Apollo also questioned whether

(6) Trial Tr. vol. 1, 232.

(7) The same presentation reads that Hexion or Huntsman have the leading market position in the world in 12 major products. Furthermore the presentation describes the global diversification of Huntsman and how Huntsman’s strength in Asia complemented Hexion’s strength in Latin America.

(8) One of Apollo’s models showed returns of approximately 11% to 18% after five years on the Huntsman transaction. Apollo published in its investors memorandum in June 2007 that it expected returns of 27% to 32% over the same time period.

Huntsman had experienced an MAE as defined in the merger agreement.

H.            Apollo’s May 9, 2008 Meeting With Counsel

On May 9, 2008, Apollo met with counsel to discuss, among other things, whether an MAE had occurred. In preparation for the meeting, Apollo created three models: Run Rate, Scenario 1, and Scenario 2. The Run Rate model simply annualizes Huntsman’s poor first quarter results. Scenario 1 assumed that the full $1 billion revolver was available at closing and an equity contribution of $445 million by Apollo. Scenario 2 removed the equity commitment and assumed a $100 million annual increase in the synergies estimate (from $250 million to $350 million) and included some of the over $1 billion in potential opportunities identified by Apollo to improve liquidity.(9) Zaken testified that these models were created because Apollo was looking for a way to close the transaction. However, Zaken later stated that these models were prepared to help evaluate with counsel whether an MAE had occurred. Before Apollo’s May 9, 2008 meeting with counsel, there appears to have been no discussion of the potential insolvency of the combined companies. The May 9 models, while showing unfavorable returns for Apollo and tight liquidity, do not clearly show insolvency.(10)

(9) The “potential opportunities” include decreasing capital expenditures, timing the antitrust divestitures to coincide with the closing of the transaction, gaining access to cash “trapped” overseas, rolling debt instead of refinancing, improving local borrowing, and deferring pre-payments.

(10) Scenario 1 shows revolver availability at a low point of $238 million in 2010. Scenario 2 shows $56 million in revolver availability in 2009 and $5 million in 2010, but Zaken’s handwritten notes suggest that there is $175 million in cash trapped overseas.

After its May 9, 2008 meeting with counsel, perhaps realizing that the MAE argument was not strong, Apollo and its counsel began focusing on insolvency. However, under the merger agreement, Hexion had no right to terminate the agreement based on potential insolvency of the combined company or due to lack of financing. Also, Hexion would be subject to full contract damages if it “knowingly and intentionally” breached any of its covenants. Therefore, it appears that after May 9, 2008, Apollo and its counsel began to follow a carefully designed plan to obtain an insolvency opinion, publish that opinion (which it knew, or reasonably should have known, would frustrate the financing), and claim Hexion did not “knowingly and intentionally” breach its contractual obligations to close (due to the impossibility of obtaining financing without a solvency certificate).

I.              Duff & Phelps Is Hired To Support Apollo’s Insolvency Theory

Watchell, Lipton, Rosen & Katz, Apollo’s counsel, hired Duff & Phelps, LLC to support potential litigation, and Duff & Phelps personnel knew they were being hired for that purpose. The May 16, 2008 notes of Allen Pfeiffer of Duff & Phelps read: “get out. (1) Notice that insufficient capital to close (2) [Apollo] hiring D&P to support that notion.”(11) On May 23, 2008, Duff & Phelps, Wachtell Lipton, and Hexion signed an engagement letter which envisioned the formation of two teams: (1) a litigation consulting team and (2) an opinion team. Pffeifer led

(11) DX-2256, at DUFF024355.

the opinion team and Philip Wisler led the opinion team. While Wisler testified that no one told him the objective of his assignment was to support a lawsuit, he was involved in initial conversations with Wachtell Lipton as early as May 15, 2008 and knew that Duff & Phelps’s litigation consulting team was advising Wachtell Lipton. In addition, the engagement letter stated that the opinion team would only be engaged if “Hexion decides to go forward with a particular course of action,” presumptively if Hexion decided to claim insolvency in the potential litigation.(12)

J.             Litigation Consulting Team Concludes Insolvency, and Opinion Team Begins Its “Independent” Analysis

After the litigation consulting team concluded that insolvency of the combined companies was likely, Wisler’s opinion team began its work on June 2, 2008. Until then, Wachtell Lipton wanted to make “doubly sure” that Wisler’s team was walled off from the consulting team, so as not to taint the objectivity of the resulting formal opinion.(13) However, Wisler participated in calls with Wachtell Lipton to discuss the engagement, the same individual performed the modeling work for both teams, and Wisler was unaware that he was supposed to be walled off. Even assuming arguendo, that Wisler’s opinion team was completely walled off, they still knew that their client had litigation on its mind and still based their

(12) DX- 2259 at DUFF036085.

(13) Tr. 881.

opinion on the same biased numbers as the consulting team. The opinion team was formed on June 3. On June 6, Wisler presented Duff & Phelps’s qualifications for the assignment to the Hexion board of directors and Duff & Phelps was retained the same day. On June 15, Duff & Phelps sent a draft opinion to Wachtell Lipton and, on June 18, Duff & Phelps presented its insolvency opinion to the Hexion board.

K.          The Duff & Phelps Insolvency Report

Duff & Phelps’s insolvency opinion showed that the combined company would fail each of the three tests of insolvency: (1) the balance sheet test; (2) the ability to pay debts test; and (3) the capital adequacy test.(14) In its opinion, Duff & Phelps claimed the combined entity was worth $11.35 billion, $4.25 billion less than Apollo concluded when it valued the entity for purposes of an intercompany transfer in March 2008.(15) The Duff & Phelps report also showed a gap between the sources and uses of funds at closing of $858 million.

L.           The Duff & Phelps Insolvency Opinion Is Unreliable

Duff & Phelps’s June 18, 2008 insolvency opinion was produced with the knowledge that the opinion would potentially be used in litigation, was based on

(14) A company need only fail one test to be considered insolvent.

(15) The valuation for the intercompany transfer was supported by fairness opinions from Valuation Research Company (“VRC”) and Murray Devine. Apollo provided VRC and Murray Devine with its most recent and reasonable model in February 2008, which approximated the value of the combined entity at $15.8 billion.

skewed numbers provided by Apollo, and was produced without any consultation with Huntsman management. These factors, taken together, render the Duff & Phelps opinion unreliable.

1.             Pessimistic EBITDA Estimates For Huntsman And Hexion

The May 23, 2008 model which Apollo sent to Duff & Phelps for use in its solvency analysis assumes substantial decreases in the multi-year EBITDA projections for both Hexion and Huntsman, as compared to previous models. The 2009 to 2013 EBITDA projections in the May 23 model represent a 20% decrease from two of the May 9 scenarios and a 31% decrease from the projections that Apollo gave the lending banks in 2007 (which projections were lower than Huntsman management projections at the time). The May 9 EBITDA projections were themselves 2.6% lower than the April 26 model.(16) The April 26 model was a further 4.4% lower than the February model shared with valuation firms for the purposes of a transfer of the interest between Apollo funds.(17) While 2008 has

(16) DX 2495.

(17) DX 2369. Hexion’s projections for Huntsman’s EBITDA on July 12, 2007 was $1,064.2 million for 2008, $1,153.4 million for 2009, $1,261.7 million for 2010 and $1,312.5 million for 2011. Valuation Research’s February 12, 2008 model report projects Huntsman’s EBITDA will be $1.072 billion in 2008, $1.108 billion in 2009, $1.209 billion in 2010 and $1.272 billion in 2011. DX 2257. Apollo’s May 9, 2008 report (Scenarios 1 and 2) projects Huntsman’s EBITDA will be $954 million in 2008, $994 million in 2009, $1.106 billion in 2010 and $1.188 billion in 2011. PX-917. Duff & Phelps’s June 18, 2008 report projects Huntsman’s EBITDA will be $867 million in 2008, $831 million in 2009, $898 million in 2010 and $984 million in 2011. DX 2535. Hexion’s July 30, 2008 projections for Huntsman are $817.3 million for 2008, $808.7 million for 2009, $870.4 million for 2010, $951.5 million for 2011. PX 719.

admittedly been a difficult year for Huntsman thus far, Hexion also substantially decreased its EBITDA projections for Huntsman in 2009, 2010, and 2011.(18)

In addition, from May 9 to May 23, Hexion decreased its estimated for its own 2008 EBITDA by $80 million and its estimated 2009-20 13 EBITDA by $65 million. Leading up to trial, Hexion further reduced its own EBITDA estimates.(19)

2.           Negative Assumptions Are Used To Create A Funding Gap

The May 23, 2008 model used by Duff & Phelps also reflects a series of pessimistic assumptions about the amount of cash needed to close the transaction. While not directly related to the issue of solvency, these assumptions did cause Duff & Phelps to reach its conclusion about a so-called “funding gap” of $858 million.

a.           The Apollo Fee

Apollo’s May 23 model, which was sent to Duff & Phelps, includes a $102 million Apollo advisory fee that was not included in earlier deal models or discussed at the time of the merger agreement. Apollo and Hexion argue that Apollo is entitled to assess such a fee, if it chooses, by contract, but provide no

(18) See id.

(19) Hexion has reduced its own 2008 forecasted EBITDA from $736 million on May 9, 2008 to $656 million on May 23, 2008 to $646 million for Duff & Phelps’s June 18, 2008 report to $606 million for Duff & Phelps’s August 1, 2008 report. DX 2495, DX 2258, DX2535, DX 2365.

explanation of why it must be paid at closing. In fact, Apollo’s materials for its May 9 meeting with counsel, show deferral of the Apollo fee as a temporary savings item that could be put off until after closing.

b.             United States Pension Fund Liability At Closing

In the deal models leading up to May 2008, the parties did not expect any liability at closing resulting from United States pension funding requirements, yet the model relied on by Duff & Phelps in issuing its opinion contained $195 million in liability at closing.(20) As late as May 30, 2008, the parties’ main contact at the Pension Benefit Guarantee Corporation (“PBGC”) suggested to Hexion’s treasurer, George Knight, four alternatives that would alleviate concerns about the transaction, none of which required funding at closing.(21)

Laura Rosenberg, Hexion and Apollo’s litigation expert, told Duff & Phelps that she believed the PBGC would require full funding of the pension fund at closing ($200 million) or initiate a lawsuit to terminate the plans and collect the same amount. However, Rosenberg’s own report admits the “PBGC prefers not to terminate pension plans” and “seeks to enter into consensual settlements negotiated

(20) DX 2535.

(21) The four alternatives were “(1) Commit to funding above the minimum finding levels, (2) Waive Huntsman credit funding balances, (3) Post a letter [of] credit to be drawn on if [the combined company is] not able to meet the minimum funding requirements [in the future], (4) Give the PBGC a silent second or third lien on certain assets as collateral.” DX 2708.

with plan sponsors.”(22) Hexion and Apollo provided no explanation at trial for the difference between Rosenberg’s opinion and the discussions regarding non-cash alternatives that Hexion’s treasurer had discussed with the PBGC on May 30.

Huntsman’s U.S. pension, expert John Spencer, former PBGC director of the Department of Insurance Supervision and Compliance, convincingly testified that he saw no reason to believe that the PBGC would require $200 million in funding at closing and thought it likely that no up-front payment would be required. Spencer stated, that even assuming insolvency of the combined company or assuming the combined company was headed for bankruptcy, he did not think the PBGC would initiate involuntary termination or use the threat of such action to demand $200 million.

c.             United Kingdom Pension Fund Liability At Closing

PricewaterhouseCoopers (“PwC”) stated that the maximum United Kingdom pension liability it envisioned at closing was $45 million and the May 9 model estimated expected liability of $30 million at closing. However, the model relied upon by Duff & Phelps in issuing its opinion contained $195 million in U.K. pension liability at closing. The U.K. pension liability number was influenced by

(22) In addition, Rosenberg’s ultimate conclusion that $200 million would be required at closing itself appears to have been influenced by the suggestions from Watchell Lipton. While Rosenberg’s first draft shows the total underfunding of Huntsman’s U.S. pension plans at $200 million (a number the parties agree on), it appears to be Wachtell Lipton that suggested, in a June 10 draft and in brackets, that the cash payment at closing will likely be $200 million.

the expert report of Richard Jones of a United Kingdom consulting firm, Punter Southall.

Originally, Hexion hired PwC to advise it regarding potential U.K. pension liability. In early June 2008, Hexion switched advisors, from PwC to Punter Southall. Hexion’s CFO, William Carter, testified the change was made due to a perceived conflict because PwC also worked for Huntsman and the U.K. trustees. But, as Carter admitted, this conflict was discussed from the beginning of the transaction and was resolved on the basis that U.K. law allows a firm to represent a company and the trustees as long as a Chinese Wall is put in place. It is reasonable to infer that Hexion stopped using PwC because it wanted to maintain confidentiality as it explored the possibility of obtaining an insolvency opinion and because it wanted its own litigation expert with no other responsibilities in the transaction.

Jones, like all of the Apollo experts, knew that he was being hired in connection with potential litigation. In addition, Jones did not speak with PwC, Huntsman management, or the trustees. As it did with Rosenberg, Wachtell Lipton offered comments on Jones’s report. For example, Wachtell Lipton suggested deleting Jones’s sentence “[t]he only way to know for certain what would be acceptable to the Trustees and the Pension Regulator in a clearance application would be to enter negotiations with the Trustees and make a formal clearance application to the Pensions Regulator (noting that the settlement agreement is not always considered sufficient for clearance to be granted.)”(23) Wachtell Lipton also suggested deleting “limited” from the phrase “based on the limited information provided” and suggested deleting “considerably” from “these numbers . . . could be considerably refined if more data became available.”(24)

d.             Timing Of And Amount Of Antitrust Divestitures

The Federal Trade Commission (the “FTC”) requires that the antitrust divestitures planned in connection with this transaction be completed within ten days of closing. Carter testified that the antitrust divestitures are not shown as a source of funds on the Apollo deal model given to Duff & Phelps, but admitted that the divestitures could close at the same time as the merger agreement. Simultaneous closings of the transaction and the antitrust divestitures would, of course, substantially reduce the funding gap—a fact overlooked by Duff & Phelps.

In addition, the amount of the proceeds from divestitures appears to have been materially adversely affected by Hexion’s litigation strategy. On May 27, 2008, in response to a request for bids, Hexion received eight bids for the assets to be divested in connection with obtaining antitrust approval. Three of the bids, each from very large chemical companies, were over $350 million and two were over

(23) PX 1121.

(24) PX 1121.

$400 million. After the filing of the lawsuit on June 18, 2008, the highest bidders dropped out and Hexion entered into negotiations with one of the bidders who expressed interest at $160 million. Two of the three highest bidders expressly cited the lawsuit as a reason for withdrawing. The sale of the assets was to be conditioned on the closing of the merger and certain bidders expressed that they did not want to expend the time and financial resources to pursue a deal that was uncertain to close.(25)

3.             Apollo Prevents Duff & Phelps From Speaking To Huntsman Management

Duff & Phelps listed the fact that it did not have direct access to Huntsman management as a “qualification” or “limiting condition” to its insolvency opinion. Wisler testified that, given the chance, he was unsure whether he would have chosen to talk with Huntsman management. However, Wisler admitted that he could have received more accurate information, in at least some areas, from talking to Huntsman management.(26) Hexion’s CFO tried to de-emphasize the importance of Duff & Phelps meeting with Huntsman management by testifying that, due to Huntsman’s repeated missed projections, he did not think it would be a fruitful

(25) Carter testified that Hexion offered to pay certain of the bidders’ due diligence costs if they would stay involved, but did not explain what percentage of the costs would be reimbursed or the other terms of the offer. Nor did he provide any written evidence of the offer.

(26) One such area in which Wisler recognized that he could have received more accurate information was in regards to contingent liabilities. However, Wisler claimed that the difference in numbers would have had a de minimis impact on his analysis.

exercise. In contrast, the record shows that Apollo prevented Duff & Phelps from access to Huntsman management because allowing such access might compromise the objectives of the Hexion board. These “objectives” appear to include terminating the merger agreement.

M.           The June 18, 2008 Lawsuit

After obtaining the Duff & Phelps insolvency opinion, Hexion, without notice to Huntsman, published that opinion as part of this lawsuit, very likely prejudicing the lending banks, the pension boards, and the FTC. Malcolm Price, a managing director at Credit Suisse, testified that, until the filing of the lawsuit, the bank had not questioned the solvency of the combined company or whether an MAE had occurred, although it had recorded large mark-to-market losses. Following publication of the insolvency opinion, Credit Suisse began to study the potential insolvency of the company. On September 5, Credit Suisse finished its own insolvency analysis, largely based on the deal model used by Duff & Phelps, and sharply reduced its expected losses on the financing. The Credit Suisse analysis showed insolvency under all three tests, by an even greater margin than the Duff & Phelps report. Currently, both lending banks have stated that they would be willing to meet their obligations to provide financing if a customary and reasonably satisfactory solvency certificate could be provided. At trial however, Hexion’s CEO, Craig Morrison, agreed that publication of the Duff & Phelps opinion and the filing of the lawsuit “effectively kill[ed] the financing” and “make it virtually impossible for [the lending banks] to go forward with the financing.”(27) Nonetheless, Hexion still made the deliberate decision not to consult with Huntsman regarding the analysis prior to filing the lawsuit. Price admitted that it would be premature to draw a definite conclusion about solvency before closing. However, he also testified that he could not think of anything plausible that would change his view on solvency in the very near future and admitted that it would be financially advantageous to Credit Suisse if it did not have to honor its commitment letter.

N.            Merrill Lynch, Huntsman’s Financial Advisor, Analyzes The Situation

Patrick Ramsey, Merrill Lynch’s managing director on the Hexion/Huntsman transaction, testified that from the beginning of the deal he recognized that an MAE was a potential way out for the banks under the deal for Hexion and absence of a reasonably satisfactory solvency certificate was a way out of the commitment letter. Ramsey testified that in May of 2008 he believed that Hexion and the lending banks may try to get out of the deal because the Huntsman stock was trading at a meaningful discount to the deal price. Thus, Ramsey asked a junior banker on his team to look into the solvency issue before Huntsman’s May 8, 2008 board meeting. The junior banker, who Ramsey testified had no

(27) Tr. 85, 93.

experience in performing solvency analyses, reported that the combined company looked insolvent. Ramsey testified that he was not impressed with the analysis, noting that Merrill Lynch is not in the business of providing solvency opinions. Ramsey did not advise the Huntsman board regarding solvency at the May 8, 2008 meeting.(28) Ramsey testified that he requested the solvency analysis due to the dramatic change in the credit markets over the course of the year and the fact that many banks were trying to get out of similar commitments.

On June 26, 2008, eight days after the filing of this lawsuit, the Huntsman board met again. At this meeting, Huntsman and Merrill Lynch had the Duff & Phelps opinion letter but did not have the analysis behind it. Board minutes from the June 26 meeting read: “Mr. Ramsey stated that while leverage was high and liquidity was tight, he believed that a good case could be made that the combined entity would be solvent, in direct contradiction to Hexion’s allegations.”(29) Ramsey, stated that Merrill Lynch did not produce in-depth analysis on the MAE issue for this meeting, but did produce a more detailed report for the July 1, 2008 meeting.

(28) The May 8, 2008 board meeting was the last regularly scheduled meeting before the then expected closing date of July 4, 2008.

(29) PX 629. Ramsey’s statement was based on Huntsman management’s current estimate, at the time, of $900 million in EBITDA for 2008.

O.                                    The July 1, 2008 Board Meeting: Huntsman Extends The Termination Date Of The Merger Agreement

At the July 1, 2008 meeting, the Huntsman board voted to extend the termination date from July 4, 2008 to October 2, 2008. Hexion argues that, by extending the termination date, Huntsman violated section 7.1(b)(ii) of the merger agreement which requires that “the Board of Directors of [Huntsman] determine[] in good faith (after consultation with [Hexion]), that there exists at such time an objectively reasonable probability” that antitrust approval and consummation of the transaction will occur within the subsequent 90-day period.(30) Hexion argues that Huntsman’s CFO, Kimo Esplin, brought a solvency analysis with him to the board meeting that showed a clearly insolvent combined company. The model, prepared by Merrill Lynch, showed a $53 million funding gap at closing and only $10 million in liquidity at the end of the first quarter of 2009. Hexion points out that Esplin did not inform the board of the funding gap and merely said the liquidity would be tight without discussing the extent of that condition. Esplin, however, explained that Huntsman received the analysis behind the Duff & Phelps insolvency opinion in the “wee hours” of the morning of July 1 and that Huntsman and Merrill Lynch had only six or seven hours to create the model he brought with him to the board meeting. Huntsman asked Merrill Lynch to quickly build a model

(30) Merger Agreement § 7.1 (b)(ii).

that looked like the Duff & Phelps model and Huntsman filled in the number with what it thought were more reasonable estimates. Esplin testified that he did not share the exact numbers with the Huntsman board because “we hadn’t spent a lot of time with our own numbers. . . .we just called around and got our numbers from our folks.”(31) He further testified that, “we knew within those numbers there were lots of discretionary items that we could elect to delay, or not do at all, that would increase liquidity. And so that’s why I told the board I had done the analysis and I felt like it was probable that this combined business would be solvent, but we needed to do some more work.”(32)

P.             The Huntsman Projections

Huntsman’s EBITDA projections for 2008 have gone from $1.289 billion as of June 2007 to $863 billion at the time of trial. Both Peter Huntsman, Huntsman’s CEO, and Esplin testified in detail about the negative effect of increased oil prices, increased natural gas prices, a slowdown in the housing market, capital expenditures, uncollected insurance proceeds, and the strengthening of foreign currencies against the U.S. dollar has had on their business over the past year.

After reviewing the numbers behind the Duff & Phelps insolvency opinion, Huntsman determined that Hexion’s revised projections for Huntsman’s EBITDA

(31) Trial Tr. vol. 6, 1648.

(32) Trial Tr. vol. 6, 1648-49.

relied on by Duff & Phelps were unreasonably low. In response, Huntsman began to update its own projections by having each of its divisions prepare new EBITDA estimates for the rest of 2008 and for 2009 through 2013. On July 25, 2008, Huntsman compiled the results from the divisions and produced its revised EBITDA estimates. At trial, Huntsman’s division heads responsible for the Polyurethanes, Pigments and Textile Effects businesses testified regarding the rationale underlying their projections. Tony Hankins testified that the Polyurethane forecasts were realistic for three main reasons: (1) the recent installation of new technology in a Geismar, Louisiana MDI plant; (2) the China MDI plant which is now operating at full capacity; and (3) multiple world-wide growth projects Huntsman is in the process of employing. Simon Turner testified that the projections for Pigments were reasonable because Pigments has already met its third quarter 2008 forecasts, the projections assume conservative growth assumptions such as 4% growth in Asia, and the projects assume lower than historical growth margins. Paul Hume testified that the Textile Effects projections were achievable because the projections forecast revenue growth at about the rate of world-wide GDP growth. Hume further testified that much of the projected EBITDA growth will come from cutting indirect costs and selling, and general and administrative expenses.(33)

(33) Hume testified in detail regarding Huntsman’s effort to restructure the Textile Effects business since its acquisition of the business from Ciba approximately two years ago. According to

Just as Apollo’s estimates for Huntsman’s July 25, 2008 projections for EBITDA appear artificially depressed, Huntsman’s EBITDA projections appear somewhat optimistic. Both sets of projections have been influenced by the potential or the reality of litigation. Huntsman projects a 31% increase in EBITDA from 2008 to 2009.(34) Apollo points out that Huntsman’s 2009 EBITDA and 2010 EBITDA projections are 24% more optimistic and 48% more optimistic, respectively, than the expectations of Wall Street analysts. However, the Duff & Phelps report and Hexion’s projections of Huntsman EBITDA surely have affected the expectations of the analysts. Moreover, Esplin testified that the three leading analysts covering Huntsman are conflicted out of publishing research.(35) Esplin also testified that he generally talked to every analyst covering Huntsman a couple times a quarter to update them on the business, but that the analysts are no longer interested in the fundamentals in the business, just the transaction. Esplin said he has not talked to an analyst in nine months and therefore believes the Wall Street estimates are not informed.

Hulme, Huntsman has already completed two phases of the restructuring process—“Columbus I” and “Columbus II”—and expects annual savings of $54 million from these projects. Hume expects “Columbus III” to add additional annual benefits by the end of 2009.

(34) Esplin explained that, as a rule of thumb, Huntsman’s direct costs go down $140 million for every $10 decrease in barrel of crude oil and $24 million for every $1 decrease in MBTU of natural gas. Esplin also testified about $427 million in expenditures Huntsman has recently made modernizing five plants, from which he expects incremental EBITDA benefit in 2009.

(35) The three conflicted companies are Merrill Lynch, Credit Suisse, and Deutsche Bank.

Q.            Huntsman’s Solvency Analysis

Huntsman hired David Resnick, an expert on valuation and solvency, to review the Duff & Phelps report for errors. Resnick is the head of global restructuring and the co-head of investment banking in North America for Rothschild, Inc. Duff & Phelps in its June 18 report found a funding deficit of $858 million. Resnick’s report finds a surplus of $124 million. The majority of the difference is made up of U.S. and U.K. pension liability, costs related to refinancing the Huntsman debt, the Apollo fee, and timing of divestiture proceeds.

In arriving at his numbers, Resnick and his team used Duff & Phelps’s work as a template and “adjusted it for what [they] saw as errors or inconsistencies.”(36) Duff & Phelps’s enterprise value calculation was approximately $11.35 billion and Resnick’s enterprise value calculation was approximately $15.42 billion. Duff & Phelps reached its total enterprise value number by weighting the results of its discounted cash flow analysis 50% and the average of its public company analysis and transaction analysis 50%.(37) Resnick took issue with Duff & Phelps’s public company analysis because it looked at trading multiples of comparable companies during a trough period for chemical companies.(38) In contrast, Resnick looked at

(36) Trial Tr. vol. 6, 1657.

(37) Resnick testified at trial that the public company analysis generally leads to a lower result than the other tests because the public trading multiples do not account for a control premium. Nonetheless, Resnick followed Duff & Phelps’s weighting of the three tests is his analysis.

(38) Duff & Phelps looked at the latest 12 months, projected 2008 and projected 2009 EBITDA.

those same companies over the past five years, which produced a multiple of 8.9 times EBITDA, as compared to a little over 7 times EBITDA in the Duff & Phelps analysis. Resnick also criticized Duff & Phelps’s transaction analysis and its use of a number of commodity chemical companies, which traditionally sell for much lower multiples than specialty chemical companies like Huntsman.(39) Hexion took issue with Resnick’s discounted cash flow (“DCF”) analysis which led to an enterprise value of $18.4 billion.(40) Hexion pointed out the over $6 billion gap between Resnick’s DCF analysis and his own public company/transaction analysis, which yielded an enterprise value of $12.37 billion.(41)

On the balance sheet test, the Duff & Phelps report from June 18 shows negative net asset value of $1.9 billion and Resnick’s report shows a positive net asset value of $3.7 billion. The primary differences between the two numbers are the calculation of total enterprise value, discussed above, and the differences in synergies. Huntsman’s synergy estimates appear somewhat suspect. Huntsman

(39) Resnick added Dow’s acquisition of Rohm & Haas at 12.4 times EBITDA to the comparable transaction pool. The three-year precedent transaction median was 10 times EBITDA. Resnick notes that Apollo identified Rohm & Haas as the best comparable for a combined Huntsman and Hexion. Hexion argued that Rohm & Haas’s margins are significantly higher than either Huntsman’s or Hexion’s.

(40) The Duff & Phelps discounted cash flow analysis yielded an enterprise value of approximately $11.7 billion, with the difference being accounted for due to variations in EBITDA projections, the weighted average cost of capital, and the discount rate used. Resnick used Huntsman management’s July 25, 2008 projections.

(41) The difference between Duff & Phelps’s two tests is $700 million. The DCF analysis yields an $11.7 billion enterprise value and the public company/transaction analysis yields an $11 billion enterprise value.

argues that Hexion underestimates synergies at $250 million and points to a Hexion presentation that states $450 to $600 million in synergies “could be achieved.”(42) Resnick uses annual synergies in his analysis that reach $423 million by 2013. While Huntsman points to some evidence that $250 million in synergies was meant as a floor, the court notes that the $250 million number was widely used before litigation became likely and that Hexion gave the $250 million number to the lending banks in 2007.

Resnick also concluded that the combined company would pass the ability to pay debts and capital adequacy tests. He notes that, under his analysis, there would be $584 million in available revolver at closing, which, coupled with the $416 million in cash, would result in the availability of the full $1 billion revolver at closing.

R.            Antitrust Approval

Section 5.4 of the merger agreement requires Hexion to “take any and all action necessary” to obtain antitrust approval for the transaction, and prohibits Hexion from taking “any action with the intent to or that could reasonably be expected to hinder or delay the obtaining of” such approval.(43) Hexion made its initial Hart-Scott-Rodino filing with the FTC in August 2007 and received a

(42) PX 180, at 2 (emphasis added).

(43) JX-1.

second request from the FTC in October 2007. On January 25, 2008, Hexion and Huntsman entered into a timing agreement whereby they agreed to give the FTC no fewer than 60-days notice before closing the transaction and that they would not give such notice before March 3, 2008. The parties could, however, certify compliance with the second request prior to March 3, 2008. Huntsman certified compliance with the FTC’s second request on February 7, 2008.

In April 2008, Hexion proposed an agreement to the FTC, which included divesting certain assets. The FTC told Hexion to find a buyer of the assets for FTC approval and commented positively on the suggested settlement. As already discussed above, Hexion received bids on those assets on May 27, 2008. However, that marketing process was disrupted by the filing of this lawsuit.

On August 1, 2008, Huntsman, through counsel, requested in writing that Hexion provide the FTC with notice, pursuant to the timing agreement, of the parties’ intention to close the transaction in 60 days. Hexion refused, stating that giving the FTC a deadline would only be giving them a deadline to sue to block the transaction.(44) The timing agreement permitted closing without giving the 60-day notice, only if the parties reached a negotiated settlement with the FTC.

On September 5, 2008, Jonathan Rich, an antitrust partner at Morgan, Lewis & Bockius, who represents Hexion, sent a letter to the FTC which he testified

(44) Tr. 1833-34.

explains the importance of reaching a settlement by October 2, 2008. But Rich’s letter only makes reference to the possibility of Hexion losing the $325 million break-up fee and does not mention the massive losses Huntsman could incur if the transaction was not approved by October 2.(45) As of September 16, 2008, the last day of trial and only 16 days before the termination date of the merger agreement, Hexion negotiated a consent letter with the FTC staff, has a buyer for the assets to be divested, and has negotiated purchase agreements. However, Rich testified that Hexion has still not certified compliance with the FTC’s second request, does not have signed agreements with the proposed buyer of the assets to be divested, and does not have approval from the FTC staff or the Bureau of Competition.(46) Nonetheless, Rich testified that he was confident that Hexion would receive antitrust approval by October 2, 2008.

S.             Alternative Financing

“If any portion of the Financing becomes unavailable,” section 5.12(c) of the merger agreement requires Hexion to “use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to

(45) The letter reads: “[I]f the Commission does not accept a consent order for public comment prior to October 2, the agreement will be terminable by either party. Huntsman could then terminate and seek to collect [] $325 million.” The letter continues: “We have come so close to reaching a final resolution that it would be most unfortunate if this transaction were to collapse because we have been unable to complete the antitrust process in time.” DX 3062.

(46) After the last day of trial, Hexion informed the court that it obtained signed agreements for the divestitures.

consummate the Transactions . . . and on terms and conditions . . . no less favorable to [Hexion] than those included in the Commitment Letter.” On July 15, 2008, Hexion hired Gleacher Partners to find alternative financing, but narrowly limited the scope of its assignment to financing that would completely replace the financing on the same or better terms. Morrison admitted that no attempt to find additional debt or equity financing had been made by Hexion or Gleacher. There is no question that the substantial deterioration of the credit markets has made it impossible to find replacement debt financing that is not materially less favorable to Hexion than the financing contemplated in the commitment letter.

T.            Offers By Certain Huntsman Shareholders

1.             Contingent Value Rights And Equity Offers

On August 28, 2008, a group of Huntsman shareholders wrote a letter to Hexion and Apollo offering to finance at least $500 million of the merger consideration with Contingent Value Rights (“CVRs”). The offer was conditioned on the closing of the merger and the receipt of commitments of $500 million. Ramsey testified that the “CVRs had no coupon attached. They were deeply subordinated. So I would most certainly consider them equity.”(47) Hexion rejected the CVR offer within two hours of its issuance. In the press release rejecting the

(47) Trial Tr. vol. 3, 700.

CVR offer, Morrison stated “[w]e are not seeking to renegotiate this transaction. We are seeking to terminate it.”(48)

2.             Backstop Proposal

On the first day of trial, Huntsman issued an 8-K that attached a letter from Jon Huntsman and certain other Huntsman shareholders committing $416,460,102 in cash towards the balance sheet of the combined company on closing of the transaction (the “Backstop Proposal”). Ramsey testified that the Backstop Proposal is essentially free money. On September 11, 2008, Hexion conditionally consented to the entering into the Backstop Proposal by Huntsman, noting that it did not think the proposal would fix the funding gap or solvency issues.

U.            American Appraisal

In a letter attached to its September 12, 2008 8-K, Huntsman informed Hexion that “[l]ast night, American Appraisal informed us that, based on its review of relevant data to date, if our Company engages them under a standard engagement agreement for solvency opinion services, and assuming no material change between now and the effective date of its opinion, American Appraisal would issue a written opinion stating that a combined Huntsman/Hexion entity is solvent” and that “Huntsman expects to engage American Appraisal to deliver such

(48) DX 2384.

an opinion at the appropriate time.”(49) On September 26, 2008, Huntsman issued an 8-K attaching a signed engagement letter with American Appraisal.

II.

Hexion argues that its obligation to close is excused as a result of a Company Material Adverse Effect in the business of Huntsman. For the reasons detailed below, Hexion’s argument fails.

A.            The “Chemical Industry” Carve-Outs are Inapplicable

Section 6.2(e) of the merger agreement states that Hexion’s obligation to close is conditioned on the absence of “any event, change, effect or development that has had or is reasonably expected to have, individually or in the aggregate,” an MAE. MAE is defined in section 3.1(a)(ii) as:

any occurrence, condition, change, event or effect that is materially adverse to the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following constitute a Company Material Adverse Effect: (A) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions, except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry; (B) any occurrence, condition, change, event or effect that affects the chemical industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the chemical industry generally) except in the event, and

(49) Tr. 1563-64, DX 3054. Huntsman Corp.,Current Report (Form 8K) (September 12, 2008), Ex-99.1.

only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry . . . .(50)

The parties disagree as to the proper reading of this definition. Hexion argues that the relevant standard to apply in judging whether an MAE has occurred is to compare Huntsman’s performance since the signing of the merger agreement and its expected future performance to the rest of the chemical industry. Huntsman, for its part, argues that in determining whether an MAE has occurred the court need reach the issue of comparing Huntsman to its peers if and only if it has first determined that there has been an “occurrence, condition, change, event or effect that is materially adverse to the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole . . .. .”(51) Huntsman here has the better argument. The plain meaning of the carve-outs found in the proviso is to prevent certain occurrences which would otherwise be MAE’s being found to be so. If a catastrophe were to befall the chemical industry and cause a material adverse effect in Huntsman’s business, the carve-outs would

(50) A number of other carve-outs follow in subsections 3.1(a)(ii)(C)-(G). For reasons that will be apparent, they need not be listed here.

(51) The wording of the carve-outs was the subject of significant negotiation between the parties. The original form of merger agreement delivered to Hexion by Huntsman called for a comparison to “other Persons engaged in the chemical industry in the same region and segments as the Company . . . .” PX 98, at 9. Apollo’s comments to the initial draft modified the definition to substantially its present form, which it remained in for the rest of the negotiation. PX 125, at 9.

prevent this from qualifying as an MAE under the Agreement. But the converse is not true–Huntsman’s performance being disproportionately worse than the chemical industry in general does not, in itself, constitute an MAE. Thus, unless the court concludes that the company has suffered an MAE as defined in the language coming before the proviso, the court need not consider the application of the chemical industry carve-outs.

Hexion bases its argument that Huntsman has suffered an MAE principally on a comparison between Huntsman and other chemical industry firms. Hexion’s expert witness, Telly Zachariades of The Valence Group, largely focused on this at trial. Zachariades testified regarding a comparison of the performance of Huntsman during the second half of 2007 and first half of 2008, relative to two sets of benchmark companies which he chose as representative of the industry—the Bloomberg World Chemical Index and the Chemical Week 75 Index. Zachariades compared Huntsman to these two benchmarks in a variety of different areas, both backward and forward-looking, and, in each, found Huntsman significantly worse than the mean, and, in most, in the bottom decile. This potentially would be compelling evidence if it was necessary to reach the carve-outs, although Huntsman’s expert, Mark Zmijewski, managed to cast doubt on Zachariades’s analysis.(52) However, because, as discussed below, Huntsman has not suffered an MAE, the court need not reach the question of whether Huntsman’s performance has been disproportionately worse than the chemical industry taken as a whole.

B.            Huntsman Has Not Suffered An MAE

For the purpose of determining whether an MAE has occurred, changes in corporate fortune must be examined in the context in which the parties were transacting.(53) In the absence of evidence to the contrary, a corporate acquirer may be assumed to be purchasing the target as part of a long-term strategy. The important consideration therefore is whether there has been an adverse change in the target’s business that is consequential to the company’s long-term earnings power over a commercially reasonable period, which one would expect to be measured in years rather than months.(54) A buyer faces a heavy burden when it attempts to invoke a material adverse effect clause in order to avoid its obligation

(52) At trial Huntsman’s expert, Mark Zmijewski, testified that Huntsman’s deviations from the mean in these categories were not statistically significant. Ultimately, whether rigorous statistical significance is necessary to find disproportionate performance need not be decided in this case. Moreover, Zmijewski points out that Zachariades’ inconsistencies in using Capital IQ data for comparable-company EBITDA and Huntsman 10-Q data for Huntsman’s EBITDA, because they are calculated differently, results in an unwarranted negative skew in Zachariades’ ranking of Huntsman in his various metrics.

(53) In re IBP, Inc. S’holders Litig., 789 A.2d 14, 67 (Del. Ch. 2001); see also James C. Freund, Anatomy of A Merger: Strategies and Techniques for Negotiating Corporate Acquisitions 246 (Law Journals Seminars-Press 1975) (“[W]hatever the concept of materiality may mean, at the very least it is always relative to the situation.”). Although IBP technically is with respect to a material adverse effect clause in a contract governed by New York law rather than Delaware law, the logic of IBP is no less applicable. See Frontier Oil v. Holly Corp., 2005 WL 1039027, at *34 (Del. Ch.).

(54) IBP, 789 A.2d at 67.

to close.(55) Many commentators have noted that Delaware courts have never found a material adverse effect to have occurred in the context of a merger agreement. This is not a coincidence. The ubiquitous material adverse effect clause should be seen as providing a “backstop protecting the acquirer from the occurrence of unknown events that substantially threaten the overall earnings potential of the target in a durationally-significant manner. A short-term hiccup in earnings should not suffice; rather [an adverse change] should be material when viewed from the longer-term perspective of a reasonable acquirer.”(56) This, of course, is not to say that evidence of a significant decline in earnings by the target corporation during the period after signing but prior to the time appointed for closing is irrelevant. Rather, it means that for such a decline to constitute a material adverse effect, poor earnings results must be expected to persist significantly into the future.

Hexion protests being shouldered with the burden of proof here, urging the court that Huntsman bears the burden of showing the absence of an MAE, because that is a condition precedent to closing. In support of this proposition Hexion cites no cases directly related to material adverse effect clauses. Instead, Hexion cites two cases(57) for the general proposition that “a party who seeks to recover upon a

(55) Id. at 68 (“Practical reasons lead me to conclude that a New York court would incline toward the view that a buyer ought to have to make a strong showing to invoke a Material Adverse Effect exception to its obligation to close.”).

(56) IBP, 789 A.2d at 68.

(57) Pl.’s Post-trial Br. 38 n.35.

contract must prove such facts as are necessary to establish a compliance with conditions precedent thereto cannot be denied.”(58) This is undoubtedly true, so far as it goes. Hexion argues that IBP, in placing the burden to prove a material adverse effect on the buyer, is distinguishable because in IBP the material adverse effect clause was drafted in the form of a representation and warranty that no material adverse effect had occurred.(59) But material adverse effect clauses are strange animals, sui generis among their contract clause brethren. It is by no means clear to this court that the form in which a material adverse effect clause is drafted (i.e., as a representation, or warranty, or a condition to closing), absent more specific evidence regarding the intention of the parties, should be dispositive on the allocation of the burden of proof.(60) Typically, conditions precedent are easily ascertainable objective facts, generally that a party performed some particular act or that some independent event has occurred.(61) A material adverse effect clause does not easily fit into such a mold, and it is not at all clear that it

(58) Metro. Life. Ins. Co. v. Jacobs, 1 A.2d 603, 606 (Del. 1938).

(59) IBP, 789 A.2d at 65. Hexion’s entire argument on the subject is restricted to two sentences in footnote 35 of its post-trial brief. Given the extraordinary effect a difference in which party carries the burden could have on the outcome of this litigation, the fact that it spends but two sentences attempting to distinguish the leading case in this jurisdiction on the subject of material adverse effect clauses leaves the court suspicious that Hexion simply could not muster from the case law any stronger argument on the subject.

(60) Of course, the easiest way that the parties could evidence their intent as to the burden of proof would be to contract explicitly on the subject. The idea that it would be helpful for parties to allocate explicitly the burden of proof with respect to material adverse effect clauses is not novel. See Frontier Oil, 2005 WL 1039027, at *34.

(61) See 13 WILLISTON ON CONTRACTS § 38:7 (4th ed.).

ought to be treated the same for this purpose. Rather, for the same practical reasons that the court in IBP cites(62), it seems the preferable view, and the one the court adopts, that absent clear language to the contrary, the burden of proof with respect to a material adverse effect rests on the party seeking to excuse its performance under the contract. This outcome is also in accord with this court’s holding that in determining the allocation of the burden of proof in suits for declaratory judgment, “the better view is that a plaintiff in a declaratory judgment action should always have the burden of going forward.”(63) This rule would also place the burden of proof that an MAE has occurred on Hexion, as the initial seeker of a declaratory judgment that an MAE has occurred. Furthermore, as the parties jointly stipulate, the question is “[w]hether Hexion has established that a ‘Company Material Adverse Effect,’ as defined in the Merger Agreement, has occurred.”(64) This again places the burden to show the existence of an MAE squarely on Hexion.

(62) See IBP, 789 A.2d at 68.

(63) Those Certain Underwriters at Lloyd’s, London v. Nat’l Installment Ins. Servs, Inc., 2007 WL 4554453 (Del. Ch.) (quoting Rhone-Poulenc v. GAF Chem. Corp., 1993 Del. Ch. LEXIS 59, at *7 (Apr. 6, 1993)).

(64) Joint Pre-trial Stipulation and Order at 9. This is the framing of the question under the Defendant–Counterclaim Plaintiff’s heading. The Plaintiff–Counterclaim Defendant’s frame the same question as “Whether under Section 6.2(e) of the Merger Agreement, Huntsman has, since execution of the Merger Agreement, experienced events, changes, effects or developments that have had or are reasonably expected to have, in the aggregate, a Company Material Adverse Effect on Huntsman such that if the conditions to the closing of the Merger were measured now, Hexion would have no obligation to effect the Merger and would bear no liability and no obligation to pay any termination or other fee to Huntsman as a result of the failure of the Merger to be consummated.” Id. at 7. Thus while Huntsman framed the question in terms of the burden being placed on Hexion, Hexion framed the question in the pre-trial order in burden-neutral terms.

The issue then becomes what benchmark to use in examining changes in the results of business operations post-signing of the merger agreement—EBITDA or earnings per share. In the context of a cash acquisition, the use of earnings per share is problematic. Earnings per share is very much a function of the capital structure of a company, reflecting the effects of leverage. An acquirer for cash is replacing the capital structure of the target company with one of its own choosing. While possible capital structures will be constrained by the nature of the acquired business, where, as here, both the debt and equity of the target company must be acquired,(65) the capital structure of the target prior to the merger is largely irrelevant. What matters is the results of operation of the business. Because EBITDA is independent of capital structure, it is a better measure of the operational results of the business. Changes in Huntsman’s fortunes will thus be examined through the lens of changes in EBITDA. This is, in any event, the metric the parties relied on most heavily in negotiating and modeling the transaction.

Hexion focuses its argument that Huntsman has suffered an MAE along several lines: (1) disappointing results in Huntsman’s earnings performance over the period from July 2007 through the present; (2) Huntsman’s increase in net debt

(65) More precisely, most of the existing debt of the target company generally must be redeemed as a result of the Change of Control provisions of the credit agreements and trust indentures such debt is subject to. The source of the cash to redeem that debt is a matter of discretion for the acquirer.

since signing, contrary to the expectations of the parties; and (3) underperformance in Huntsman’s Textile Effects and Pigments lines of business.

1.             Huntsman Has A Difficult Year After The Signing Of The Merger Agreement

There is no question that Huntsman’s results from the time of signing in July 2007 until the end of the first half of 2008 have been disappointing. Huntsman’s first-half 2008 EBITDA was down 19.9% year-over-year from its first-half 2007 EBITDA. And its second-half 2007 EBITDA was 22% below the projections Huntsman presented to bidders in June 2007 for the rest of the year.

Realizing, however, that these results, while disappointing, were not compelling as a basis to claim an MAE, Hexion focused its arguments on Huntsman’s repeated misses from its forecasts. In its “Project Nimbus”(66) forecasts, Huntsman management projected 2008 consolidated EBITDA of $1.289 billion. As of August 1, 2008, Huntsman management projected EBITDA for 2008 was $879 million, a 32% decrease from the forecast the year before. Hexion points to these shortfalls from the 2007 projections and claims that Huntsman’s failure to live up to its projections are key to the MAE analysis.

But this cannot be so. Section 5.11(b) of the merger agreement explicitly disclaims any representation or warranty by Huntsman with respect to “any

(66) Huntsman’s codename for its sale process.

projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations . . ., future cash flows . . . or future financial condition . . . of [Huntsman] or any of its Subsidiaries . . . heretofore or hereafter delivered to or made available to [Hexion or its affiliates] . . . . ”(67) The parties specifically allocated the risk to Hexion that Huntsman’s performance would not live up to management’s expectations at the time. If Hexion wanted the short-term forecasts of Huntsman warranted by Huntsman, it could have negotiated for that. It could have tried to negotiate a lower base price and something akin to an earn-out,(68) based not on Huntsman’s post-closing

(67) Section 5.11(b) reads in its entirety:

(b) Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement (as modified by the Company Disclosure Letter or as disclosed in the SEC Documents) and in any certificate provided pursuant to Section 6.2(c), neither the Company nor any other Person has made and shall not be deemed to have made any representation or warranty of any kind. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that neither the Company, any holder of the Company’s securities nor any of their respective Affiliates or Representatives, makes or has made any representation or warranty to Parent, Merger Sub or any of their representatives or Affiliates with respect to:

(i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates;

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Section 3.1 of this Agreement.

(68) This would actually end up looking from an economic perspective a lot like the Contingent Value Rights offered by Citadel, D.E. Shaw, and other hedge funds to help close the purported “funding gap.” See Huntsman Corp., Current Report (Form 8-K), Ex. 99.1 (Aug. 29, 2008).

performance but on its performance between signing and closing. Creative investment bankers and deal lawyers could have structured, at the agreement of the parties, any number of potential terms to shift to Huntsman some or all of the risk that Huntsman would fail to hit its forecast targets. But none of those things happened. Instead, Hexion agreed that the contract contained no representation or warranty with respect to Huntsman’s forecasts. To now allow the MAE analysis to hinge on Huntsman’s failure to hit its forecast targets during the period leading up to closing would eviscerate, if not render altogether void, the meaning of section 5.11(b). It is a maxim of contract law that, given ambiguity between potentially conflicting terms, a contract should be read so as not to render any term meaningless.(69) Thus, the correct interpretation cannot be that section 6.2(e) voids section 5.11(b), making it a condition precedent to Hexion’s obligation to consummate the merger that Huntsman substantially meet its forecast targets.(70) Rather, the correct analysis is that Huntsman’s failure to hit its forecasts cannot be a predicate to the determination of an MAE in Huntsman’s business. Moreover, at

(69) See 11 WILLISTON ON CONTRACTS § 32:5 (4th ed.) (“An interpretation which gives effect to all provisions of the contract is preferred to one which renders a portion of the writing superfluous, useless or inexplicable. A court will interpret a contract in a manner that gives reasonable meaning to all of its provisions, if possible.”).

(70) It is worth noting that Hexion is not raising a claim of fraud in the inducement, or any similar tort claim, against Huntsman. Rather, Hexion’s claim is firmly rooted in contract. To the extent the contract deals with risk associated with the forecasts, that risk is implicitly excluded from the definition of Company Material Adverse Effect. This is natural given the role of a material adverse effect clause as a backstop provision.

trial Jordan Zaken, one of the Apollo partners involved in negotiating the Huntsman deal on behalf of Hexion, admitted on cross-examination that Hexion and Apollo never fully believed Huntsman’s forecasts. Those forecasts, therefore, cannot be the basis of a claim of an MAE, since they never formed part of the expectations of the parties (in a strict contractual sense) to begin with.

Rather, as Huntsman’s expert Zmijewski testified at trial, the terms “financial condition, business, or results of operations”(71) are terms of art, to be understood with reference to their meaning in Reg. S-X and Item 7, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the financial statements public companies are required to file with the SEC.(72) In this section, a company is required to disclose its financial result for the period being reported, along with its pro forma financial results for the same time period for each of the previous two years. Zmijewski testified at trial that these results are analyzed by comparing the results in each period with the results in the same period for the prior year (i.e., year-end 2007 results to year-end 2006 results, first-quarter 2005 results to first-quarter 2004 results, and so forth). The proper benchmark then for analyzing these changes with respect to an MAE, according to Zmijewski (and the analysis the court adopts here), is to examine each

(71) Merger Agreement § 3.1 (a)(ii).

(72) Trial Tr. vol. 5, 1386-87. See also Reg, S-X [fill this in].

year and quarter and compare it to the prior year’s equivalent period.(73) Through this lens, it becomes clear that no MAE has occurred. Huntsman’s 2007 EBITDA was only 3% below its 2006 EBITDA, and, according to Huntsman management forecasts, 2008 EBITDA will only be 7% below 2007 EBITDA. Even using Hexion’s much lower estimate of Huntsman’s 2008 EBITDA, Huntsman’s 2008 EBITDA would still be only 11% below its 2007 EBITDA. And although Huntsman’s fourth quarter 2007 EBITDA was 19% below its third quarter 2007 results, which were in turn 3% below it’s second quarter 2007 results, Huntsman has historically been down on a quarter-over-quarter basis in each of the third and fourth quarters of the year.(74) Moreover, comparing the trailing-twelve-months EBITDA for second quarter 2007 to second quarter 2008, the 2008 result is only down 6% from 2007.

Of course, the expected future performance of the target company is also relevant to a material adverse effect analysis.(75) Hexion, on the basis of its

(73) In accord with the discussion above regarding forecasts, Zmijewski testified that forecasts are never used as the benchmark in such financial statements.

(74) Indeed, Huntsman’s Q3 2006 EBITDA was down 26% from Q2 2006, and Q4 2006 was down 21% from Q3. In 2005, a similar pattern appeared as well, with Q3 2005 down 12% from Q2, and Q4 2005 down 43% from Q3. Id. Thus, Hexion should have been well aware at signing that the second-half of 2007 was likely to be less lucrative for Huntsman than the first.

(75) This follows from the basic proposition of corporate finance that the value of a company is determined by the present value of its future cash flows. Moreover, this is mandated by the language of the merger agreement in section 6.2(e): “There shall not have occurred after the date of this Agreement any event, change, effect, or development that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.” (emphasis added).

estimates of Huntsman’s future profitability, urges that Huntsman has or is expected to suffer an MAE. Hexion estimates that Huntsman will earn only $817 million in 2008,(76) and that its earnings will contract further in 2009, to $809 million.

Huntsman responds with its own projections, that it will generate $878 million of EBITDA in 2008, and $1.12 billion of EBITDA in 2009. To support its projections, Huntsman offered testimony at trial by Peter Huntsman, its CEO, Kimo Esplin, its CFO, Tony Hankins, the President of its Polyurethanes division, Paul Hulme, President of its Materials and Effects Division, and Simon Turner, Senior Vice President of its Pigments division. Each of the division managers described in detail how he expected to reach his target earnings for the following year, and described both how macroeconomic effects such as sharp increases in the prices of crude oil and natural gas, and the weakening of the dollar relative to the euro, contributed to a reduction in Huntsman’s 2008 earnings and how the recent reversal of the trend in several of those macroeconomic effects could be expected to positively change future EBITDA results. While the court recognizes that management’s expectations for a company’s business often skew towards the overly optimistic, especially in the presence of litigation, the court

(76) Even assuming that Hexion’s projections are true, this is only a 12% decrease from Huntsman’s 2007 EBITDA and a 15% decrease from Huntsman’s 2006 EBITDA. See DX3022 at Ex. 3.

ultimately concludes that Hexion’s projections reflect an overly pessimistic view of Huntsman’s future earnings.

The fact that Hexion offered little detail as to how it arrived at its projections for Huntsman’s business also diminishes the weight its projections deserve. Ultimately, the likely outcome for Huntsman’s 2009 EBITDA is somewhere in the middle. This proposition is confirmed by current analyst estimates for Huntsman 2009 EBITDA, which average around $924 million. This would represent a mere 3.6% decrease in EBITDA from 2006 to 2009, and a result essentially flat from 2007 to 2009. The court also notes that in two of the four original deal models Apollo produced in June of 2007 to justify its $28 per share offer, Huntsman’s projected 2009 EBITDA was significantly below this estimate, at $833 million in the “Hexion Management Flat Case,” and at a mere $364 million in its recession case. The other two models (“Hexion Management Case” and “Hexion Management Case with Interest Rates Run at Caps”) are essentially the same as each other except with respect to the expected interest rates on the debt facilities. Thus in only one of Hexion’s three views of future operating performance of Huntsman at the time of signing did Huntsman perform better in 2009 than it is presently expected to by analysts.

These results do not add up to an MAE, particularly in the face of the macroeconomic challenges Huntsman has faced since the middle of 2007 as a result of rapidly increased crude oil and natural gas prices and unfavorable foreign exchange rate changes. Ultimately, the burden is on Hexion to demonstrate the existence of an MAE in order to negate its obligation to close,(77) and that is a burden it cannot meet here.

2.             Huntsman’s Net Debt Expands During The Same Period

Hexion urges that Huntsman’s results of operations cannot be viewed in isolation, but should be examined in conjunction with Huntsman’s increase in net debt. As of the end of June 2007, Huntsman forecast that its net debt at the end of 2008 would be $2.953 billion. At the time, its net debt stood at $4.116 billion. It expected that this reduction in debt would be financed by the divestiture of three of its divisions (which was accomplished by the end of 2007) and by its operating cash flows.(78) Things did not go according to plan. Driven largely by dramatic increases in the prices of inputs and growth in accounts receivables, working capital expanded during this time by $265 million, while foreign exchange effects on the outstanding debt balances resulted in a dollar-denominated increase in the notional value of Huntsman’s debt of an additional $178 million. All told, rather than shrinking by a billion dollars, Huntsman’s net debt since signing has expanded by over a quarter of a billion dollars.

(77) IBP, 789 A.2d at 68.

(78) See Huntsman Corp., Annual Report (Form 10-K), at 80 (Feb. 22, 2008).

Hexion points to this debt expansion as further evidence (when combined with the results of operations discussed above) of an MAE based on changes in the financial condition of Huntsman. Huntsman, of course, points out that this increase in net debt from signing until the present is only on the order of 5% or 6% (depending upon which date one chooses to measure Huntsman’s debt, since weekly changes in the total debt as a result of working capital fluctuations can be as much as plus or minus $100 million), a far cry from an MAE based on financial condition. Hexion responds that this view ignores the fact that “post-signing Huntsman received $794 million in cash proceeds from divestitures that were to have been used to repay debt. The assets were sold along with their revenue generating capacity. An apples-to-apples comparison (adjusting to eliminate the divestiture proceeds) would show an increase in net debt of 32%.”(79) This argument initially appears attractive, but examination of Apollo’s initial deal-model negates any persuasive power it might have initially held. In all four of the cases which Apollo modeled, Huntsman’s net debt at closing is assumed to be $4.1 billion. All of Hexion’s assumptions about the value of the deal were predicated on Huntsman net debt levels on that order–the projected decrease in Huntsman’s net debt of a billion dollars was simply an added attraction. Hexion cannot now claim that a 5% increase in net debt from its expectations in valuing

(79) Pl.’s Pre-trial Br. at 79.

the deal, even combined with the reduced earnings, should excuse it from its obligation to perform on the merger agreement.

3.             Challenging Times At Textile Effects And Pigments

Both in its pre-trial brief and at trial, Hexion focused most of its attention on two Huntsman divisions which have been particularly troubled since the signing of the merger agreement–Pigments and Textile Effects.(80) These two divisions were expected to compose only 25% of Huntsman’s adjusted EBITDA in 2008–14% coming from Pigments, and 11% coming from Textile Effects. Little space need be spent on this argument as it falls on its own weight.

First, as already discussed, under the terms of the merger agreement, an MAE is to be determined based on an examination of Huntsman taken as a whole. A close examination of two divisions anticipated to generate at most a fourth of Huntsman’s EBITDA is therefore only tangentially related to the issue. Although the results in each of these two divisions, if standing alone, might be materially impaired,(81) as already illustrated above, Huntsman as a whole is not materially

(80) Hexion also offers a makeweight argument that Huntsman in its Project Nimbus due diligence materials included updated projections for two other lines of business that had raised their projected earnings, but held back lowered projections in Pigments and Textile Effects. Hexion has not however attempted to raise a claim of fraud in the inducement, which it obviously would be unable to prove based on Zaken’s specific disclaimer of any reliance on Huntsman’s forecasts. While this behavior by Huntsman seems questionable (though in this case minor given the significance of those two businesses to Huntsman’s overall earnings), it is ultimately irrelevant. As discussed above, Huntsman in the merger agreement specifically disclaims any representations or warranties with respect to the forecasts provided to Hexion.

(81) A question not before this court and which the court takes no position on.

impaired by their results. If it is unconvincing to say Huntsman’s business as a whole has been materially changed for the worse, it is even more unconvincing to claim that 75% of Huntsman’s business is fine, but that troubles in the other 25% materially changes the business as a whole.

Additionally, there is reason to believe that much of Huntsman’s troubles in each of these divisions are short-term in nature. Paul Hulme,(82) the President of Huntsman’s Advanced Materials and Textile Effects business, testified at trial regarding the headwinds Textile Effects has faced over the last year. Huntsman first acquired the Textile Effects business from CIBA in June 2006, just over two years ago, for $158 million. At that time, Textile Effects was burdened with an inflated cost structure, which Hulme set about to change as part of Huntsman’s Project Columbus (which is still ongoing). Included in this restructuring is the closing of certain plants in Europe and the construction and expansion of Huntsman’s Textile Effects presence in Asia, allowing Huntsman to follow the shift in the textile manufacturing market there and minimize its manufacturing costs and foreign exchange rate change exposures. Moreover, the Textile Effects business faced a so-called “perfect storm” of macroeconomic challenges in the first-half of 2008: its costs for inputs were inflated by the dramatic weakening of

(82) Hulme’s experience at Huntsman includes the successful restructuring of the advanced materials, performance products, and polyurethanes businesses, the latter of which now contributes over 50% of Huntsman’s earnings.

the dollar against the euro, and the strengthening of the Swiss franc, Indian rupee, and Chinese ren minh bi. Additionally, petroleum derivatives form a large portion of the inputs to the Textile Effects manufacturing processes, and the dramatic increase in the price of crude oil over the same period caused input costs to balloon further. Notably, most of these macroeconomic changes have been reversing over the period since the end of the second quarter of 2008. In addition, Huntsman has been able to develop some traction in passing price increases into the market since July 2008.

As for Pigments, titanium dioxide is a notoriously cyclical business, which Apollo well knew at the time of bidding. During an initial presentation meeting with the management of Huntsman, Josh Harris of Apollo testified that he expressed to Peter Huntsman that Apollo knew as much about the titanium dioxide business as Huntsman did. Apollo had over the year prior to negotiating the Huntsman deal been in negotiations with Kerr McGee, one of Huntsman’s competitors in the titanium dioxide business, to acquire Kerr McGee’s pigments business. Apollo was therefore well familiar with the cyclicality that business is known to face. Hexion focuses its argument on Huntsman’s use predominantly of the sulfate process, while the majority of its competitors use the chlorine process for manufacturing titanium dioxide. As a result of a recent run-up in the price of sulfuric acid, a key input to the sulfate process, Huntsman has thus faced increased input costs that its competitors have not shared. Nevertheless, Tronox, one of Huntsman’s major competitors in the pigments business and a user of the chlorine process, is itself facing financial distress, partly as a result of its own cost increases, illustrating that the present pain in the pigments business is not restricted to those manufacturers using the sulfate process.

III.

Both parties seek declaratory judgment on the subject of knowing and intentional breach. Hexion seeks a declaratory judgment that no “knowing and intentional breach” of the merger agreement has occurred, and therefore its liability for any breach of the merger agreement is capped at $325 million.(83) Huntsman seeks the obverse —a declaratory judgment that Hexion has engaged in a “knowing and intentional breach” of the merger agreement, and therefore it is entitled to full contract damages, not capped or liquidated by the $325 million figure in section 7.3(d) of the merger agreement. For the reasons detailed below, the court concludes that Hexion has engaged in a knowing and intentional breach, and that the liquidated damages clause of section 7.3(d) is therefore inapplicable.

The court first turns to the meaning of “knowing and intentional breach” as it is used in the merger agreement. “Knowing and intentional,” a phrase which echoes with notes of criminal and tort law, is not normally associated with contract

(83) See Merger Agreement §§ 7.3(d), 7.3(f), & 7.2(b).

law. In fact, the term does not appear at all in either WILLISTON ON CONTRACTS or the RESTATEMENT OF THE LAW OF CONTRACTS. Hexion argues in its pre-trial brief that a “knowing” breach “requires that Hexion not merely know of its actions, but have actual knowledge that such actions breach the covenant,”(84) and that negligence or a mistake of law or fact will not suffice to establish a knowing breach.(85) Moreover, it argues, for such breach to also be “intentional,” Hexion must have “acted ‘purposely’ with the ‘conscious object’ of breaching.”(86)

Hexion commits the same fundamental error in its analysis of both terms. Hexion interprets the terms “knowing” and “intentional” as modifying the violation of the legal duty supposed, rather than modifying the act which gives rise to the violation. This is simply wrong. Momentarily drawing the analogy to criminal law which Hexion invites makes this immediately clear: it is the rare crime indeed in which knowledge of the criminality of the act is itself an element of the crime. If one man intentionally kills another, it is no defense to a charge of murder to claim that the killer was unaware that killing is unlawful. Similarly, if a man takes another’s umbrella from the coat check room, it may be a defense to say he mistakenly believed the umbrella to be his own (a mistake of fact). It is no defense to say he had not realized that stealing was illegal, nor is it a defense that it

(84) Pl.’s Pre-trial Br. at 68.

(85) Id. at 69.

(86) Id. (citing MODEL PENAL CODE §§ 1.13(12), 202(a)).

was not his “purpose” to break the law, but simply to avoid getting wet. Contrary to Hexion’s contention, mistake of law virtually never excuses a violation of law.(87) Hexion cites a number of cases in support of its interpretation. However, once this distinction between mistakes of fact and law is plain, it becomes equally plain that the cases Hexion cites in support of its argument are inapposite.(88) Indeed the alternative would make “knowing and intentional breach” synonymous with willful

(87) A mistake of law is an excuse only if the mistake negates one of the elements of the offense. For example, if a law made it a felony to fail to report a crime, it would be a defense to such charge that the defendant was unaware the act he had witnessed was criminal. But it would not be a defense that he was unaware of his obligation to report crimes.

(88) For the proposition that a “knowing” breach requires that Hexion have actual knowledge that its actions constitute a breach, Hexion cites several cases. According to Hexion, the court in In re Doughty found that the “lawyer did not ‘knowingly’ disobey a court rule” because the evidence did not support an inference that the lawyer “actually knew of the bona fide office requirement and knowingly practiced law in Delaware in violation of the requirement.” Pl.’s Pre-trial Br. at 68 (quoting 832 A.2d 724, 734 (Del. 2003)). But Doughty involves a charge that a lawyer violated DLRPC § 3.4(c), which states that a “lawyer shall not . . . (c) knowingly disobey an obligation under the rules of a tribunal, except for an open refusal based on an assertion that no valid obligation exists.” (emphasis added). Here, the key element of the charge is that the lawyer knew he was disobeying—if he was unaware of the obligation, he could not do so. This is exactly the unusual case discussed supra, note 7. Hexion’s other two cases on the subject relate to knowing participation in a board of director’s breach of fiduciary duties. Pl.’s Pre-trial Br. at 68; see Malpiede v. Towson, 780 A.2d 1075, 1097 (Del. 2001); Associated Imports, Inc. v. ASG Indus., Inc., 1984 WL 19833, at *12 (Del. Ch.). In this context the rule is that “[k]nowing participation in a board’s fiduciary breach requires the third party act with the knowledge that the conduct advocated or assisted constitutes such a breach.” Malpiede, 780 A.2d at 1097. The reason for the divergence in this context from the normal rule is clear. In the absence of such a rule, third parties would negotiate business dealings with a corporation at their peril. Because whether a particular act by a board constitutes a breach of fiduciary duty is highly context specific, such third-parties would have to undertake extensive due diligence in order to assure themselves that the board had not breached a duty in authorizing the transaction. The rule requiring actual knowledge that the transaction would constitute a breach removes this friction and facilitates the commercial interaction of corporate entities. Such rule is unnecessary though for those whom themselves are the subjects of the duty. A director need not know that his action breaches a fiduciary duty for liability for that breach to lie: gross negligence is sufficient for breach of the duty of care, and no showing of knowledge is required. See, e.g., Smith v. Van Gorkom, 488 A.2d 858, 873 (Del. 1985); Aronson v. Lewis, 473 A.2d 805, 812 (Del. 1984).

and malicious breach, a concept ultimately having no place in an action sounding in contract rather than tort. It is a fundamental proposition of contract law that damages in contract are solely to give the non-breaching party the “benefit of the bargain,” and not to punish the breaching party.(89) It is for this very reason that penalty clauses are unenforceable.(90) Instead, the best definition of “knowing and intentional breach” is the one suggested by Hexion’s citation to the entry for “knowing” in Black’s Law Dictionary.(91) Black’s lists “deliberate” as one of its definitions for knowing.(92) Thus a “knowing and intentional” breach is a deliberate one—a breach that is a direct consequence of a deliberate act undertaken by the breaching party, rather than one which results indirectly, or as a result of the breaching party’s negligence or unforeseeable misadventure. In other words, a “knowing and intentional” breach, as used in the merger agreement, is the taking of

(89) See 24 WILLISTON ON CONTRACTS § 64:1 (4th ed.):

The fundamental principle that underlies the availability of contract damages is that of compensation. That is, the disappointed promisee is generally entitled to an award of money damages in an amount reasonably calculated to make him or her whole and neither more nor less; any greater sum operates to punish the breaching promisor and results in an unwarranted windfall to the promisee, while any lesser sum rewards the promisor for his or her wrongful act in breaching the contract and fails to provide the promisee with the benefit of the bargain he or she made.

(90) See 24 WILLISTON ON CONTRACTS § 65:1 (4th ed.) (quoting RESTATEMENT (SECOND) OF CONTRACTS § 356, comment (a).) (“As the drafters of the Restatement (Second) of Contracts point out, and as the cases make clear, ‘[t]he central objective behind the system of contract remedies is compensatory, not punitive. Punishment of a promisor for having broken his promise has no justification on either economic or other grounds and a term providing such a penalty is unenforceable on grounds of public policy.’”).

(91) Pl.’s Pre-trial Br. at 68.

(92) Black’s Law Dictionary 888 (8th ed. 2004).

a deliberate act, which act constitutes in and of itself a breach of the merger agreement, even if breaching was not the conscious object of the act. It is with this definition in mind that Hexion’s actions will be judged.

A.           Hexion’s Failure to Use Reasonable Best Efforts to Consummate the Financing and Failure to Give Huntsman Notice of its Concerns

Hexion claims that it will be unable to consummate the merger because, if it were to do so, the resulting company would, according to Hexion, be insolvent. The commitment letter requires as a condition precedent to the banks’ obligation to fund that the banks receive a solvency certificate or opinion indicating that the combined entity would be solvent.(93) Hexion argues that no qualified party will be able to deliver such an opinion in good faith, and as such the banks will be neither willing nor obligated to fund. Furthermore, Hexion claims, even if it were able to convince the banks to fund under the commitment letter, there would still be insufficient funds available to close the deal. Notably however, such was Apollo and Hexion’s ardor for Huntsman in July 2007 that there is no “financing out” in

(93) PX2 at D-2 ¶ 6. Paragraph 6 of Exhibit D (which exhibit consists of additional conditions precedent to the banks’ obligation to fund) reads in pertinent part:

The [lending banks] shall have received (i) customary and reasonably satisfactory legal opinions, corporate documents and certificates (including a certificate from the chief financial officer of [Hexion] or the chief financial officer of [Huntsman] or an opinion from a reputable valuation firm with respect to solvency (on a consolidated basis) of the [combined company] and its subsidiaries on the Closing Date after giving effect to the Transactions) (all such opinions, documents and certificates mutually agreed to be in form and substance customary for recent financings of this type with portfolio companies controlled by affiliates of or funds managed by [Apollo]) . . . .

this deal—the conditions precedent to Hexion’s obligation to close do not contain any requirement regarding the availability of the financing under the commitment letter. Nor is there a “solvency out,” which would make Hexion’s obligation to close contingent on the solvency of the combined entity.(94) Nevertheless, as Apollo’s desire for Huntsman cooled through the spring of 2008, Apollo and Hexion attempted to use the purported insolvency of the combined entity as an escape hatch to Hexion’s obligations under the merger agreement.

Section 5.12(a) of the merger agreement contains Hexion’s covenant to use its reasonable best efforts to consummate the financing:

(a) [Hexion] shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Commitment Letter, including (i) using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letter; (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter; and (z) consummate the Financing at or prior to Closing; and (ii) seeking to enforce its rights under the Commitment Letter. Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution.

Put more simply, to the extent that an act was both commercially reasonable and advisable to enhance the likelihood of consummation of the financing, the onus

(94) Although section 6.3(c) of the merger agreement makes delivery by Hexion to Huntsman of a solvency letter pursuant to section 5.13 of the merger agreement a condition precedent to Huntsman’s obligation to close, because this condition is for Huntsman’s protection Huntsman may choose to waive it. Hexion cannot, therefore, rely on the purported impossibility of obtaining such a letter to avoid its own obligation to close.

was on Hexion to take that act. To the extent that Hexion deliberately chose not to act, but instead pursued another path designed to avoid the consummation of the financing, Hexion knowingly and intentionally breached this covenant.

Likewise, section 5.12(b) of the merger agreement provides in pertinent part:

(b) [Hexion] shall keep the Company informed with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letter and shall give [Huntsman] prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, [Hexion] agrees to notify [Huntsman] promptly, and in any event within two Business Days, if at any time . . . (iii) for any reason [Hexion] no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein.

This provision is equally simple. Hexion covenants that it will let Huntsman know within two business days if it no longer believes in good faith it will be able to draw upon the commitment letter financing.

Sometime in May 2008, Hexion apparently became concerned that the combined entity, after giving effect to the merger agreement and the commitment letter, would be insolvent. At that time a reasonable response to such concerns might have been to approach Huntsman’s management to discuss the issue and potential resolutions of it. This would be particularly productive to the extent that such potential insolvency problems rested on the insufficiency of operating liquidity, which could be addressed by a number of different “levers” available to management.(95) This is not what Hexion did. Instead Hexion, through Wachtell Lipton, engaged Duff & Phelps ostensibly to provide them guidance as to whether the combined entity would be in danger of being considered insolvent. At that point, Hexion’s actions could not definitively be said to have been in breach of its obligations under section 5.12(a).

By early June, Duff & Phelps reported back to Wachtell Lipton and Hexion that, based on the information they had been provided, the combined company appeared to fail all three of the customary insolvency tests (the failure of any one of which is sufficient to render a company, for the purposes of delivering a solvency opinion, insolvent). By this point Hexion, assuming arguendo it believed in the projections it provided to Duff & Phelps in order to conduct the analysis, would have had a justifiable good faith concern that it would not be able to provide the required solvency certificate, and that the bank financing pursuant to the commitment letter might be imperiled. Hexion was then clearly obligated to approach Huntsman management to discuss the appropriate course to take to mitigate these concerns. Moreover, Hexion’s obligations under the notification covenant in section 5.12(b) of the merger agreement was now in play. Because Hexion now had (again giving Hexion the benefit of the doubt) a good faith belief

(95) Both sides’ management testified that there are many “levers” a corporate manager can “pull” to address operating liquidity concerns.

that the combined entity would be insolvent, Hexion had an absolute obligation to notify Huntsman of this concern within two days of coming to this conclusion, i.e. within two days of receiving Duff & Phelps’s initial report.

But Hexion did nothing to approach Huntsman management, either to discuss ways the solvency problems might be addressed, or even to put Huntsman on notice of its concerns. This choice alone would be sufficient to find that Hexion had knowingly and intentionally breached its covenants under the merger agreement.(96) Hexion in the days that followed would compound its breach further.

(96) Hexion also took a number of other actions that may ultimately prevent the feasibility of consummating the commitment letter financing because of the existence of a “funding gap.” As discussed in the fact recitation earlier, three of the initial bidders (the three highest bidders) for Hexion’s assets to be divested dropped out of the bidding after Hexion’s suit seeking to terminate the merger was commenced. Two of those three cited the lawsuit and the potential that the divestiture would therefore never close as their reason for disengaging. The average bid of the disengaging bidders was over $375 million. Following their disengagement, Hexion entered into negotiations with a bidder who had initially bid $160 million. Additionally, Hexion could have (but did not) negotiate with the ultimate buyer to close the divestiture simultaneously with the Huntsman merger (as opposed to a few days later, as is actually the case). Assuming Hexion had managed to entice even one of the three bidders who disengaged into paying the average of their initial bids, this could have resulted in substantially more cash available to Hexion at closing, which combined with a simultaneous closing would thereby have closed the purported funding gap by that amount. Hexion also may have caused the potential funding gap to expand by virtue of its tainting the pension regulatory negotiation process. Hexion’s initial advice from PwC as to its potential liability to bolster the pension funds at closing was zero liability in the U.S. and a maximum of $50 million in the U.K. Rather than entering into negotiations with the PBGC and the U.K. pension regulators on that basis though, Hexion instead (seemingly in an attempt to enhance their funding gap argument in an effort to avoid the consummation of the merger) engaged new pension experts, ultimately increasing their pension liabilities in their model to $200 million in the U.S. and $195 million in the U.K. Because of a potential rule change under U.K. pension regulations in March of this year, it is unclear whether the $195 million possibility is correct. The court was convinced however by the testimony of Huntsman’s U.S. pension expert John Spencer that the PBGC was extremely unlikely to demand a $200 million payment on closing, and in fact that no-upfront payment would be required.

B.            Hexion Affirmatively Acts To Scuttle The Financing

Section 5.12(b) of the merger agreement contains more than an affirmative requirement that Hexion provide prompt notice to Huntsman if the financing is imperiled. It also contains a negative covenant:

[Hexion] shall not, and shall not permit any of its Affiliates to, without the prior written consent of [Huntsman], take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letter or any Alternate Financing contemplated by any Alternate Financing. (emphasis added).

Hexion’s obligation under the covenant here is again quite simple: do nothing without Huntsman’s written consent which might reasonably be expected to scuttle or otherwise harm the likelihood or timing of the financing under the commitment letter.

Apparently considering Duff & Phelps’s initial determination that the combined entity would likely be insolvent insufficient for its purposes, on June 2, 2008, Hexion engaged a second Duff & Phelps team headed by Wisler, to provide a formal solvency opinion, or, more to the point, a formal insolvency opinion.

There is no question that both the PBGC and the U.K. pension regulators are by now aware of Hexion’s elevated expectations in this regard. To the extent that after negotiating with the PBGC and the U.K. pension regulators Hexion is obligated to pay this higher amount and thereby creates a larger funding gap, such gap could be found to be a direct result of Hexion’s obtaining these higher estimates and publishing them. Further, to the extent that any of the above increases in the funding gap proximately results in a failure to consummate the financing and the merger, that failure will be a result of Hexion’s knowing and intentional breach in taking the course of action that resulted in those increases.

The Duff & Phelps formal opinion team eventually delivered a formal insolvency opinion(97) to Hexion on June 18, 2008, which opinion was presented to the Hexion board the same day. Concluding that the board could rely on the opinion, Hexion’s did not contact Huntsman to discuss the issue. If Hexion had contacted Huntsman at this point and requested a meeting between Hexion and Huntsman management to discuss strategies to address the apparent insolvency problem, Hexion would once again have been in compliance with its obligations under the covenants in sections 5.12(a) and (b), and any knowing and intentional breach resulting from its earlier failure to notify Huntsman would have been cured, as no prejudice to Huntsman would have occurred by Hexion’s delay. But Hexion chose an alternative tack. Upon adopting the findings of the Duff & Phelps insolvency opinion on June 18, the Hexion board approved the filing of this lawsuit, and the initial complaint was filed that day. In that complaint, Hexion publicly raised its claim that the combined entity would be insolvent, thus placing the commitment letter financing in serious peril. The next day, June 19, 2008, Credit Suisse, the lead bank under the commitment letter, received a copy of the Duff & Phelps insolvency opinion from Hexion, all but killing any possibility that

(97) A document apparently unprecedented in Duff & Phelps’s history of opinion practice except in its to litigation practice. The normal practice in retaining a solvency expert to deliver a solvency opinion is that if the team arrives at a result of insolvency, the client is simply informed that Duff & Phelps will be unable to deliver a solvency opinion. The normal course is not to deliver a formal opinion of insolvency to the client.

the banks would be willing to fund under the commitment letter. Morrison testified on cross-examination that he was well aware that this was virtually certain to be the consequence of delivering the insolvency opinion to the banks:

Q             Okay. And it’s correct that you sent the banks both a copy of this lawsuit complaint and a copy of the Duff & Phelps insolvency opinion. Correct?

A             I believe so, yes.

Q             And you carefully considered the consequences of your doing that, did you not?

A             Yes.

Q             Okay. You knew that providing this to the banks would make it virtually impossible for them to go forward with the financing?

A             Yes.

*     *     *

Q             Let’s look back at the contract. You mentioned the contract. Again, JX 1. Let’s look at 5.12(b). And let’s go down toward the — yes. Here we go. Right there. This is out of 5.12(b). Hexion, without the written consent of Huntsman, cannot take any action that would be reasonably expected to materially impair, delay or prevent the financing contemplated by the commitment letter. Correct?

A             Yes.

Q             And you are aware of this obligation. Correct?

A             Yes.

Q             All right. And you didn’t seek Huntsman’s consent to deliver the Duff & Phelps insolvency opinion to the banks?

A             No.

Q             Right. And even though you knew that delivering that insolvency opinion would prevent consummation of the financing, you went ahead and did it, anyway?

A             Yes.(98)

Given the court’s conclusion that a “knowing and intentional” breach must be the deliberate commission of an act that constitutes a breach of a covenant in the

(98) Trial Tr. vol. 1, 93-95.

merger agreement, Morrison’s testimony makes clear that a knowing and intentional breach by Hexion had occurred by June 19, 2008.

Hexion offers two arguments to justify its taking such dramatic and irrevocable action. The first is that it wanted to secure its status as first filer in any lawsuit arising out of the contract in order to ensure for itself a Delaware forum for litigation. Although the merger agreement explicitly lays exclusive jurisdiction over such suits in the Delaware Court of Chancery, Zaken testified at trial that Apollo and Hexion were concerned that Huntsman might choose to bring suit in Texas instead. But this is clearly no defense to a claim that Hexion knowingly and intentionally breached its covenant not to act in any way which could be reasonably expected to harm the likelihood of the consummation of the financing without Huntsman’s express written consent. This proposed defense amounts to nothing more than “we were afraid they might breach, so we breached first.” Even if Huntsman had filed suit in Texas prior to Hexion’ s breach of section 5.12(b), to the extent that Huntsman’s filing of a suit in Texas might not constitute a material breach of the merger agreement, Hexion’s performance under the contract still would not be excused and it would have remained obligated to comply with the terms of the covenants under the merger agreement.(99) A fortiori, Hexion’s

(99) See 14 WILLISTON ON CONTRACTS § 43:5-6 (4th ed.):

[M]odern courts, and the Restatement (Second) of Contracts, recognize that something more than a mere default is ordinarily necessary to excuse the other party’s performance obligation under the section 5.12(b) covenant cannot have been excused by Hexion’s mere fear that Huntsman would breach the merger agreement by bringing suit in Texas.

Hexion further argued in its pretrial brief that, had it spoken to Huntsman with regards to its solvency concerns, it would have become obligated to notify the banks of those concerns at that time as well. This is incorrect—Hexion’s obligations to update the banks under the commitment letter are not predicated on communication or the lack thereof between Hexion and Huntsman. Under paragraph 4 of the commitment letter, Hexion’s obligation to the banks is to update them with new information and projections to the extent they no longer accurately in the typical situation, subscribing to the general rule that where the performance of one party is due before that of the other party, such as when the former party’s performance requires a period of time, an uncured failure of performance by the former can suspend or discharge the latter’s duty of performance only if the failure is material or substantial. Thus, if the prior breach of such a contract was slight or minor, as opposed to material or substantial, the nonbreaching party is not relieved of his or her duty of performance, although he or she may recover damages for the breach. In what is essentially a variation on the above rule, some courts have indicated that a breach of contract which is only “partial,” as opposed to “total,” will not relieve the other party from his or her obligation to perform . . . . For purposes of the general rule that one party’s uncured, material failure of performance under a contract calling for an exchange of performances will suspend or discharge the other party’s duty to perform, whether a nonperformance is sufficiently material is ordinarily an issue of fact. It is ultimately a question of degree, which, it has been said, should be decided based upon the inherent justice of the matter. Generally, such nonperformance will attain this level of materiality only when it goes to the root, heart or essence of the contract or is of such a nature as to defeat the object of the parties in making the contract, or, as it has sometimes been said, when the covenant not performed is of such importance that the contract would not have been made without it.

represent present realities.(100) If Hexion no longer had a good faith belief in the information and projections it had given the banks, it would at that time be obligated to update the banks of its new information or projections regardless of whether it had communicated to Huntsman about this belief. As such, communication with Huntsman could not have triggered any obligation on Hexion’s part to update the banks.

Perhaps recognizing this flaw in its argument, Hexion seems to have abandoned it in its post-trial brief. Instead, Hexion focuses on the conception that, once in possession of the insolvency opinion, and the board of directors having determined the opinion was reliable, Hexion was obligated to deliver the opinion to the banks. However, Hexion had been feeding the banks Huntsman’s updated forecasts as it received them. Its obligations to update the banks ended there. It was under no obligation, even once it obtained the insolvency opinion, to deliver the opinion to the banks, as the opinion did not constitute information of the type delivered to the banks up to that point. Solvency is not an issue to be measured prior to closing—rather, all that is required is that a suitable solvency letter can be delivered in good faith in connection with closing.

(100) Commitment Letter ¶ 4 provides in pertinent part: “You agree that if at any time prior to the closing Date any of the representations in the preceding sentence would, to your knowledge, be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and Projections to the extent of Information available to you so that such representations will be correct in all material respects under those circumstances.”

Even the testimony that Hexion cites in its post-trial brief in support of the contention that it was obligated to deliver the insolvency opinion to the banks is, upon closer examination, not supportive of Hexion’s position. Hexion cites Morrison as testifying that Hexion “was obligated to provide the Duff & Phelps presentation to the banks because it ‘represented our most current knowledge and projections.’”(101) But Morrison actually testified that Hexion provided the Duff & Phelps opinion to the banks because it contained updated projections.(102) It is clear that, to the extent Hexion believed that the updated projections contained in the Duff & Phelps opinion represented a more accurate forecast for the future of the combined business, Hexion was obligated to deliver those projections to the banks. There is no reason why the projections could not be delivered in a format divorced from the opinion—that is, in the same format they were given to Duff & Phelps. The only reason to deliver the complete Duff & Phelps opinion was to ensure that the banks would never be willing to fund under the commitment letter.

(101) Pl.’s Post-trial Br. at 72 (quoting Trial Tr. vol. 1, 124). Hexion also offers in support of this contention the statement by Malcolm Price of Credit Suisse that “Credit Suisse believed that Hexion was obligated to provide updated financial information pursuant to the Commitment Letter.” Id. (citing Trial Tr. vol. 3, 726). But this simply speaks to Hexion’s obligation to provide the banks with the updated projections, not with the insolvency opinion.

(102) Morrison’s complete colloquy on re-direct was:

Q.            And you provided the Duff & Phelps book to the banks. Correct?

A.            Yes.

Q.            And there were projections in there?

A.            Yes.

Q.            Why did you do that?

A.            They represented our most current knowledge and projections, so we thought they represented the current state as we understood it.

Trial Tr. vol. 1, 123-24.

C.            Hexion’s Counterargument

Hexion offers as a counterargument to the contention that it failed to use its best efforts to consummate the financing(103) and the merger(104) the argument that “[a] ‘reasonable best efforts’ covenant does not prevent a company or its board from seeking expert advice to rely upon in assessing its own future solvency, or, once it has made an assessment that insolvency would ensue, from taking actions to avoid insolvency.”(105) The first contention (that it is permissible to seek expert advice) is undoubtedly true, and the second (that it may take actions to avoid insolvency) is on its face reasonable as well. But that Hexion’s board was permitted to take steps to avoid insolvency upon closing the merger if it believed in good faith that would ensue if it stayed on its present course is not the same thing as saying that Hexion could therefore attempt to abandon the merger entirely before satisfying itself that there were not commercially reasonable steps it could take to meet its obligations under the merger agreement while still avoiding bankruptcy. Indeed, the case that Hexion cites in support for its proposition, Bloor v. Falstaff Brewing Corp.,(106) ultimately undercuts it. Hexion cites the case as stating that “a promise to use best efforts does not strip the party of the ‘right to give reasonable consideration to its

(103) Merger Agreement § 5.12(a).

(104) Id. § 5.13(a).

(105) Pl.’s Post-trial Br. at 57.

(106) 601 F.2d 609 (2d Cir. 1979) (Friendly, J).

own interests’ and does not require the party to ‘spend itself into bankruptcy.’”(107) This is no doubt true, but it is also not all that Bloor says on the subject. The sentence that Hexion quotes from Bloor in its entirety reads:

Although we agree that even this [the best efforts clause under consideration] did not require [the defendant] to spend itself into bankruptcy to promote the sales of [plaintiff’s products], it did prevent the application to them of [defendant’s controlling shareholder’s] philosophy of emphasizing profit uber alles without fair consideration of the effect on [plaintiff’s] volume.(108)

Bloor continues:

Plaintiff was not obliged to show just what steps [defendant] could reasonably have taken to maintain a high volume for [plaintiff’s] products. It was sufficient to show that [defendant] simply didn’t care about [plaintiff’s] volume and was content to allow this to plummet so long as that course was best for [plaintiff’s] overall profit picture, an inference which the judge permissibly drew. The burden then shifted to [defendant] to prove there was nothing significant it could have done to promote [plaintiff’s] sales that would not have been financially disastrous.(109)

The situation in the instant case is analogous. Huntsman was not obligated to show that Hexion had viable options to avoid insolvency while performing its obligation to close, it merely needed to show (which it succeeded in doing) that Hexion simply did not care whether its course of action was in Huntsman’s best interests so long as that course of action was best for Hexion. At that point the

(107) Pl.’s Post-trial Br. at 57 (quoting Bloor, 601 F.2d at 614-15).

(108) Bloor, 601 F.2d at 614 (emphasis added).

(109) Id. at 614-15.

burden shifted to Hexion to show that there were no viable options it could exercise to allow it to perform without disastrous financial consequences. Hexion has not met this burden, nor has it attempted to. Rather, its contention from the outset of this lawsuit has been that once it determined that the combined entity would be insolvent, its obligations to Huntsman were at an end. The fact that a conference with Huntsman management to discuss these concerns would have been virtually costless only underscores the fact that Hexion made no attempts to seek out its available options. Far from making “every conceivable effort,”(110) Hexion appears to have made no effort at all. Similarly, Hexion cites Triple-A Baseball Club Association v. Northeastern Baseball, Inc. for the proposition that although the “reasonable best efforts” standard is separate and distinct from good faith, the court in Triple-A Baseball Club was “unable to find any case in which a court found . . . that a party acted in good faith but did not use its best efforts.”(111) This court will not change that score. Rather, Hexion’s utter failure to make any attempt to confer with Huntsman when Hexion first became concerned with the potential issue of insolvency, both constitutes a failure to use reasonable best efforts to consummate the merger and shows a lack of good faith.

(110) Triple-A Baseball Club Assoc. v. Northeastern Baseball, Inc., 832 F.2d 214, 222 (1st Cir. 1987). Hexion cites this case for the proposition that a “best efforts clause” does not require the promisor to make “every conceivable effort.” Pl.’s Post-trial Br. at 57.

(111) Pl.’s Post-trial Br. at 57 (quoting Triple-A Baseball Club Assoc., 832 F.2d 214). Hexion also cites Martin v. Monumental Life Ins. Co., 240 F.3d 223, 234-35 (3d Cir. 2001) for the related proposition that “best efforts” is a form of “good faith and sound business judgment.” Pl.’s Post-trial Br. at 57.

D.            Hexion Drags Its Feet On Receiving Antitrust Clearance

Section 5.4 of the merger agreement requires Hexion to “take any and all action necessary” to obtain antitrust approval for the transaction, and prohibits Hexion from taking “any action with the intent to or that could reasonably be expected to hinder or delay the obtaining of” such approval. Unlike the reasonable best efforts Hexion is obligated to make under other covenants in the merger agreement, both parties have characterized this obligation as “come hell or high water.”

In spite of this obligation, as of the time of trial (a mere three weeks before the Termination Date) Hexion still had not received consent from the FTC to consummate the merger. When asked about this, Morrison initially testified that Hexion had certified compliance with the FTC’s second request under HSR. Hexion later put on Jonathan Rich, Hexion’s antitrust counsel, to testify as to the status of the antitrust negotiations with the FTC, in response to the court’s interest in the subject. Rich, correcting Morrison, testified that Hexion had not responded to certain interrogatories from the FTC as part of the second request, and therefore had not certified compliance with the FTC’s second request, nor put itself in a position to do so—although Rich noted that Hexion could be in a position to do so on very short notice if it found it necessary to do so.(112) Moreover, as of the time of

(112) Huntsman certified compliance with the FTC second request on February 7, 2008.

trial, Hexion had not given the FTC its 60-day notice of its intent to close the transaction, pursuant to the timing agreement, despite the impending October 2 termination date and Huntsman’s request on August 1 that Hexion do so. When asked about this, Rich testified gamely that Hexion had not given notice because its concern was that “by giving [the FTC] a deadline, the only deadline that we were creating was a deadline in which [the FTC] would sue to block the transaction . . . .” Yet, according to Rich, Hexion had come to an agreement in principal with the FTC staff as to a divestiture plan to satisfy the FTC’s concerns in April, and by August had a buyer for the assets to be divested. Notwithstanding this catalog of footdragging and inaction, Rich testified at trial that he was confident that Hexion would receive antitrust approval by the October 2 deadline.

The court ultimately finds Rich’s rationale for failing to “put the FTC on the clock” at Huntsman’s request in August unconvincing. Rather than being a diligent party making all necessary efforts to obtain antitrust clearance, come “hell or high water,” the court was left with the impression that Hexion had, since May or June, been dragging its feet on obtaining that clearance, pending the outcome of its attempts to avoid the transaction, in contravention of its obligations under the merger agreement.

*      *      *

In the face of this overwhelming evidence, it is the court’s firm conclusion that by June 19, 2008 Hexion had knowingly and intentionally breached its covenants and obligations under the merger agreement. To the extent that it is at some later time necessary for this court to determine damages in this action, any damages which were proximately caused by that knowing and intentional breach will be uncapped and determined on the basis of standard contract damages or any special provision in the merger agreement. Because of the difficulty in separating out causation of damages in such an action, the burden will be on Hexion to demonstrate that any particular damage was not proximately caused by its knowing and intentional breach. To the extent Hexion can make such a showing, those damages which were not proximally caused by Hexion’s knowing and intentional breach will be limited to the liquidated damages amount of $325 million, pursuant to section 7.3(d) of the merger agreement.

IV.

Hexion strenuously argues, and urges the court to declare, that on a pro forma basis (assuming the merger closes on the financing terms contemplated in the commitment letter), the combined entity will be insolvent. In support of its contention, Hexion offers the opinion it obtained from Duff & Phelps, based on Hexion’s gloomy projections of Huntsman’s future performance. It also points to a rudimentary solvency analysis done by a Merrill Lynch analyst in May 2008.

Huntsman argues, in opposition, that solvency is not even an issue under the merger agreement and, thus, is not a proper subject for declaratory relief at this time. Huntsman also contends that the combined entity (1) will be solvent; (2) to the extent that it is not solvent, that would come as a result of Hexion’s knowing and intentional breach of contract, and (3) Hexion is, in any event, obligated to put in whatever equity is necessary to close the transaction and make the combined entity solvent. To support its argument regarding solvency, Huntsman relies on Resnick’s expert valuation opinion, based on Huntsman’s revised July 2008 projections. In addition, at trial Huntsman introduced evidence suggesting that American Appraisal Associates, Inc. has determined that, if engaged for that purpose, it expected to be able to deliver a favorable solvency opinion. Even more recently, Huntsman filed a Form 8-K stating that it has engaged American Appraisal for this purpose, and asks the court to take judicial notice of that fact.

The court thus finds itself asked to referee a battle of the experts in which there is no clear answer and no possibility of splitting the difference. For the reasons briefly discussed below, the court determines not to reach the issue of solvency at this time because that issue will not arise unless and until a solvency letter or opinion is delivered to the lending banks and those banks then either fund or refuse to fund the transaction.

To begin with, Huntsman is correct that the solvency of the combined entity is not a condition precedent to Hexion’s obligations under the merger agreement.(113) In fact, looking only at terms of the merger agreement, Hexion’s avowed inability to deliver a suitable solvency opinion does not negate its obligation to close: rather, the receipt of such an opinion is merely a condition precedent to Huntsman’s duty to close, protects Huntsman (and its shareholders), and is, therefore, waivable by Huntsman. To put it differently, Hexion’s fear that it has agreed to pay too high a price for Huntsman does not provide a basis for it to get out of the transaction.

The issue of solvency is only relevant to the obligation of the lending banks to fund when the time comes for them to do so. Section 6 of exhibit D to the commitment letter makes it a condition precedent to funding that the lending banks receive a reasonably satisfactory solvency letter in such form and substance as has been customary in prior Apollo transaction. But Huntsman, in order to avoid or ameliorate the very situation it now finds itself in, specifically bargained for and obtained the right to have its CFO provide such a letter. Esplin, Huntsman’s CFO, testified that he was prepared to provide the required letter. Moreover, it now

(113) The merger agreement makes only three substantive mentions of solvency: (1) In section 3.2(k) of the agreement Hexion represents that, assuming Huntsman’s representations and warranties remain true as and immediately following the consummation of the merger, the combined entity will be solvent; (2) section 5.13(f) obligates Hexion to provide to Huntsman a solvency letter from an independent appraiser, opining that the combined entity, after giving effect to the merger, will be solvent; and (3) section 6.3(c) makes Hexion’s delivery of the solvency letter to Huntsman a condition precedent to Huntsman’s obligation to close.

appears that Huntsman has retained American Appraisal to furnish a back up opinion to support such a letter.

Thus, there is only one point in time at which it is necessary to make a determination of solvency—at (or as of) closing. For the reasons discussed elsewhere in this opinion, the court is issuing a judgment and order that will require Hexion to specifically perform its covenants and obligations under the merger agreement (other than its obligation to close). Thus, if the other conditions to closing are met, Hexion will be obligated to call upon the lending banks to perform on their funding obligations. In that circumstance, the banks will then have to choose whether to fund on the basis of the solvency letter delivered by Huntsman or, instead, reject that letter as unsatisfactory and refuse to fund. If the lending banks refuse to fund, they will, of course, be opening themselves to the potential for litigation, including a claim for damages for breach of contract.(114) In such litigation, the prospective insolvency of the combined entity would likely be a important issue.

If the banks agree to fund, Hexion will then have to determine whether it considers it in its best interests to close the transaction, or instead refuse to close,

(114) Although the court notes Credit Suisse’s admitted eagerness to avoid funding on the commitment letter, as testified to by Malcolm Price, it also notes Price’s testimony that his bank is “prepared to fund that commitment if a compliant solvency certificate can be provided.” Trial Tr. vol. 3, 753.

subjecting itself to the possibility of an additional finding of knowing and intentional breach of contract and uncapped contract damages. If Hexion chooses to close, the issue will be moot. If it does not, the posture of the matter, and the decision presented to the court, will be far more concrete and capable of judicial resolution than the issue now framed by the parties.

For the foregoing reasons, the court will not now resolve the question of whether the combined entity would be solvent or not. That issue may arise in the future in the course of this litigation or some related action, but it is not now properly framed by the terms of the merger agreement and the status of the transaction. Thus, the issue is not ripe for a judicial determination.(115)

(115) “Ripeness, the simple question of whether a suit has been brought at the correct time, goes to the very heart of whether a court has subject matter jurisdiction. As such, the court has a positive duty to raise this issue on its own motion, even if neither party objects to the court’s exercise of power over the case.” Bebchuk v. CA, Inc., 902 A.2d 737, 740 (Del. Ch. 2006) (citing 15 JAMES WM. MOORE ET AL., MOORE’S FEDERAL PRACTICE ¶¶ 101.70[1], 101 .73[2] (3d ed.2006)). Delaware courts do not rule on issues unless they are “‘ripe for judicial determination,’ consistent with a well-established judicial reluctance” to issue advisory opinions. Bebchuk, 902 A.2d at 740 (quoting Stroud v. Milliken Enterprises, Inc., 552 A.2d 476, 479-80 (Del. 1989)). “Whenever a court examines a matter where facts are not fully developed, it runs the risk not only of granting an incorrect judgment, but also of taking an inappropriate or premature step in the development of the law.” Stroud, 552 A.2d at 480. A ripe dispute is therefore one not only where litigation “sooner or later appears to be unavoidable,” but in which “the material facts are static.” Id. at 481. The court must therefore decide as a threshold matter “whether the interests of those who seek relief outweigh the interests of the court and of justice in ‘postponing review until the question arises in some more concrete and final form.’” Bebchuk, 902 A.2d at 740 (quoting Stroud, 552 A.2d at 480). In the court’s opinion, the latter considerations outweigh the former here.

V.

Huntsman asks the court to enter a judgment ordering Hexion and its merger subsidiary, Nimbus, to specifically perform their covenants and obligations under the merger agreement. For the reasons explained below, the court finds that, under the agreement, Huntsman cannot force Hexion to consummate the merger, but that Huntsman is entitled to a judgment ordering Hexion to specifically perform its other covenants and obligations.

The court first examines whether the merger agreement, somewhat unusually, contains a provision prohibiting the issuance of an order specifically directing Hexion to comply with its duty to close the transaction. Section 8.11 provides that generally a non-breaching party may seek and obtain specific performance of any covenant or obligation set forth in the agreement. However, that section goes on to state, in virtually impenetrable language, as follows: “In circumstances where [Hexion is] obligated to consummate the Merger and the Merger has not been consummated on or prior to the earlier of the last day of the Marketing Period or the Termination Date (other than as a result of [Huntsman’s] refusal to close in violation of this Agreement) the parties acknowledge that [Huntsman] shall not be entitled to enforce specifically the obligations of [Hexion] to consummate the Merger.”(116)

(116) Emphasis added. The Marketing Period is, in simplified terms, the first 20 consecutive business days after the Initiation Date. The Initiation Date is the first business day after which

Hexion argues that section 8.11 entirely precludes specific performance as a remedy for breach of its obligation to close. Andrew Nussbaum, a Wachtell Lipton partner advising Hexion during the negotiation and drafting of the merger agreement, testified that “[i]t was [Hexion’s] position that we would agree to specific performance of our covenants under the agreement, with the exception of the obligation to close the merger.”(117) Nussbaum further testified that Huntsman accepted Hexion’s position in the executed version of the agreement.

Huntsman did not question Nussbaum at trial regarding the parties’ understanding of the specific performance section and did not offer contrary testimony by any of its lawyers. Instead, Huntsman attempts to undercut Nussbaum’s testimony by arguing in its post-trial brief that the phrase “[i]n circumstances where . . . [Huntsman] shall not be entitled to enforce specifically the obligation[] of [Hexion] to consummate the Merger” implies that some other circumstances must exist where specific performance of the obligation to close is available; otherwise, Huntsman argues, the drafters simply would have written “[u]nder no circumstances . . . shall [Huntsman] be entitled to enforce specifically the obligations of [Hexion] to consummate the merger.”(118) Huntsman then the conditions precedent set forth in sections 6.1 and 6.2 (general conditions precedent and conditions precedent to Hexion’s obligation to close) have been met. Merger Agreement § 1.2.

(117) Trial Tr. vol II, 412.

(118) Def.’s Post-Trial Br. 84. See 11 WILLISTON ON CONTRACTS § 32:5 (4th ed.) (“An interpretation which gives effect to all provisions of the contract is preferred to one which renders a portion of the writing superfluous, useless or inexplicable. A court will interpret a contract in a manner that gives reasonable meaning to all of its provisions, if possible.”).

explains that the reason for the exception to its general right to demand specific performance was to protect the Marketing Period during which the lending banks were to syndicate the debt. Furthermore, Huntsman argues, the parties agreed that if the Marketing Period had passed or the Termination Date had arrived Huntsman could force Hexion to consummate the merger, as the lending banks would have had a chance to syndicate the debt. While Huntsman’s argument makes commercial sense, the inartfully drafted provision does not say what Huntsman says it does.

The problem clause is the second condition to the carve-out from specific performance: if “the Merger has not been consummated on or prior to the earlier of the last day of the Marketing Period or the Termination Date,” Huntsman cannot force Hexion to close.(119) Literally the clause does not allow specific performance in any case where Huntsman could employ the remedy.(120)

(119) Merger Agreement § 8.11 (emphasis added).

(120) Assuming that the Marketing Period ends before the Termination Date, if the deal is not consummated on or before the end of the Marketing Period, the agreement does not allow specific performance of the obligation to close. The clause does not explicitly state whether specific performance is available after the Marketing Period and before the Termination Date. However, if the deal was still in need of specific performance, it follows that it also had not been consummated prior to the end of the Marketing Period–and thus no specific performance is available. Specific performance would technically be available if the merger had already been consummated (on or prior to the earlier of the last day of the Marketing Period or the Termination Date), but at that point specific performance would be wholly unnecessary. Assuming that the Termination Date ends before the Marketing Period, on or before the end of the Termination Date specific performance of the obligation to close is not available. After the Termination Date, the agreement is terminated and specific performance would not be possible.

While generally Delaware courts attempt to interpret contracts in a manner that gives meaning to each provision, the meaning of the phrase at issue is unclear.(121) When a provision is “fairly susceptible of different interpretations,” as is the case here, “the court may consider extrinsic evidence.” (122) Here, Huntsman merely offers an unsupported argument about what the parties intended to mean, based on logic, but provides no evidence. In addition, Huntsman’s argument contradicts how it explained the merger in the proxy statement it filed with the Security and Exchange Commission. On both pages 11 and 85, Huntsman reports:

Each of the parties is specifically authorized to seek a decree or order of specific performance to enforce performance of any covenant or obligation under the merger agreement or injunctive relief to restrain any breach or threatened breach, provided that in a case where Hexion is obligated to close the merger, we may not specifically enforce its obligations to consummate the merger but only its obligations to cause its financing to be funded.(123)

The proxy statement makes no mention of any circumstance under which Huntsman could specifically enforce Hexion’s obligation to consummate the merger.(124)

(121) See Julian v. Eastern States Constr. Service, Inc., 2008 WL 2673300, at * 7 (Del. Ch., July 8, 2008).

(122) “The extrinsic evidence the court may consider in such a circumstance includes ‘overt statements and acts of the parties, the business context, prior dealings between the parties, business custom and usage in the industry.’” Comrie v. Enterasys Networks, Inc., 837 A.2d 1, 13 (Del. Ch. 2003) (quoting Supermex Trading Co., Ltd. v. Strategic Solutions Group, 1998 WL 229530 at *3 (Del. Ch. May 1, 1998)).

(123) Huntsman Corp., Definitive Proxy Statement Relating to Merger or Acquisition (Form DEFM14A) at 11, 85 (September 12, 2007).

(124) If the clause was meant as Huntsman argues in its post-trial brief, it would be a rare case that Huntsman would not be entitled to specifically enforce the consummation of the merger, given

Nussbaum’s uncontradicted testimony at trial coupled with the extrinsic evidence provided in Huntsman’s own publicly filed proxy statement leads the court to find that the agreement does not allow Huntsman to specifically enforce Hexion’s duty to consummate the merger. Instead, if all other conditions precedent to closing are met, Hexion will remain free to choose to refuse to close.(125) Of that Huntsman’s brief suggests that the Marketing Period was envisioned to occur before the Termination Date. Even if the banks did not start the Marketing Period promptly, Huntsman, under its proffered interpretation, could always specifically enforce consummation of the merger on the Termination Date. In sharp contrast, Huntsman’s proxy statement leads its shareholders to believe that there are no (or possibly insignificant) circumstances under which Huntsman could specifically enforce the consummation of the merger.

(125) In addition to the issues already dealt with above, the court also rejects Hexion’s claim, made in count IV of its amended complaint, that Huntsman’s board was not entitled to extend the Termination Date past July 4, 2008, and that the merger agreement is therefore presently terminable by Hexion. Hexion cites for this proposition section 7.1 (b)(ii), which states, in pertinent part:

if as of the Termination Date (as extended pursuant to the second proviso of this Section 7.1 (b)(ii)), the condition set forth in the first sentence of Section 6.1(b) has not been met, the Termination Date shall be extended (provided, that commitments to provide the Financing (or any Alternate Financing) shall have been extended to the proposed extended Termination Date and Parent and Merger Sub are in material compliance with Section 5.4 hereof) by 90 days, upon the request of Parent or the Company for such extension, if the Board of Directors of the Company determines in good faith (after consultation with Parent), that there exists at such time an objectively reasonable probability of both (A) the condition set forth in the first sentence of Section 6.1(b) being met and (B) the consummation of the Merger occurring within such subsequent 90 day period (it being understood and agreed by the parties that any decision by the Board of Directors of the Company to not extend the Termination Date as provided in this third proviso shall in no way mitigate Parent’s obligations under Section 5.4)

Section 6.1(b) requires the receipt of any necessary antitrust and regulatory approvals as a condition precedent to closing. Section 7.1 (b)(ii) therefore requires that Huntsman’s board, in order to extend the Termination Date, make a “good faith determination” that there exists at that time an “objectively reasonable probability” of (A) receiving antitrust clearance and (B) the merger closing within the 90-day extension.

Hexion does not challenge Huntsman’s determination as to antitrust clearance. The only question, therefore, is whether the Huntsman board had, at the time it purportedly extended the merger agreement, determined in good faith that there was an objectively reasonable probability of the merger closing in the 90-day extension period. “Good faith” requires “‘a party in a contractual relationship to refrain from arbitrary or unreasonable conduct which has the effect of preventing the other party to the contract from receiving the fruits’” of the bargain. Dunlap v.

course, if Hexion’s refusal to close results in a breach of contract, it will remain liable to Huntsman in damages.

Turning to the remaining questions, there is no dispute that section 8.11 of the merger agreement reflects the parties’ express agreement that irreparable injury would occur “in the event that any of the provisions of this Agreement were not

State Farm Fire and Cas. Co., 878 A.2d 434, 442 (Del. Super. 2005) (quoting Wilgus v. Salt Pond Inv. Co., 498 A.2d 151, 159 (Del. Ch. 1985)). “Objectively reasonable probability” simply requires “something more than a ‘mere hope.’” Kachmar v. SunGard Data Systems, Inc., 109 F.3d 173, 184 (3d Cir. 1997). Thus, the standard for Huntsman’s conduct in extending the Termination Date is that the Huntsman board may not have arbitrarily or unreasonably extended on the basis of a mere hope that the merger could be consummated within the 90-day window. This is a very low bar for Huntsman to meet, and it does so quite easily here.

Ramsey presented to the Huntsman board on behalf of Merrill Lynch on June 26 that Duff & Phelps’s opinion was potentially untrustworthy as it did not reflect Huntsman’s actual and expected earnings, and that Merrill Lynch believed that a good case could be made for the solvency of the combined entity. Hexion, in response, puts a great deal of stock in the analysis performed by Esplin on July 1, 2008 showing a $53 million funding gap and only $10 million in revolver availability in Q1 2009. However, as was made clear at trial, Huntsman’s working capital, and therefore net debt, swung as much as $100 million over the course of a month. The $53 million gap is therefore within the margin of error created by the level of working capital, and at closing the funds required to close could potentially have been that much less. This also ignores the possibility of other “levers” being pulled by Huntsman in order to buttress the solvency of the combined company, including the presently outstanding offer of “free money” by the Huntsman family to be injected into the company at closing. Such injected “equity” would not only alleviate the $53 million funding gap but would increase the availability of the revolver by whatever amount the injected funds exceeded the funding gap at closing. In any event, Huntsman has a very low bar to clear in order to be justified in extending the Termination Date, and the fact that Esplin had in hand a single model which potentially called into question the solvency of the combined entity did not prevent Huntsman from doing so.

Moreover, even if, arguendo, Huntsman had not been able to make its showing of good faith, section 7.1(b)(ii) provides that, notwithstanding the Termination Date, “the right to terminate this Agreement under this section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date . . . .” Given the finding of this court that Hexion knowingly and intentionally breached its covenants under sections 5.12 and 5.13 of the merger agreement, and likely breached its covenant under section 5.4 as well, and that it is these breaches that have until now prevented the consummation of the merger, Hexion is not, in any event, entitled to terminate the merger agreement.

performed in accordance with its specific terms or were otherwise breached.” That same section also contains the parties’ general agreement that, in the event of any breach, the non-breaching party shall be entitled to obtain an order of specific performance “to enforce the observance and performance of such covenant or obligation.” Finally, section 8.11 provides that no party seeking an order of specific performance “shall be required to obtain, furnish or post any bond or similar instrument.”

In view of these provisions, and considering all the circumstances, the court concludes that it is appropriate to require Hexion to specifically perform its obligations under the merger agreement, other than the obligation to close. Hexion does not argue otherwise. When it is known whether the financing contemplated by the commitment letter is available or not, Hexion and its shareholders will thus be placed in the position to make an informed judgment about whether to close the transaction (in light of, among other things, the findings and conclusions in this opinion) and, if so, how to finance the combined operations. As the parties recognize, both Hexion and Huntsman are solvent, profitable businesses. The issues in this case relate principally to the cost of the merger and whether the financing structure Apollo and Hexion arranged in July 2007 is adequate to close the deal and fund the operations of the combined enterprise. The order the court is today issuing will afford the parties the opportunity to resolve those issues in an orderly and sensible fashion.

VI.

For all the foregoing reasons, the court has today entered an Order and Final Judgment granting Huntsman Corporation relief in accordance with the findings of fact and conclusions of law set forth in this Opinion.